Exhibit 1.3

Execution Version

Confidential

CERTAIN INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE (I) SUCH INFORMATION IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

by and between

AskGene Pharma, Inc.

and

AffaMed Therapeutics (HK) Limited

Dated as of November 6, 2021

TABLE OF CONTENTS

Page

Article 1 DEFINITIONS 1

Article 2 LICENSES AND EXCLUSIVITY 13

Article 3 GOVERNANCE 16

Article 4 DEVELOPMENT 18

Article 5 REGULATORY 20

Article 6 MANUFACTURING AND SUPPLY 20

Article 7 COMMERCIALIZATION 22

Article 8 FINANCIALS 23

Article 9 INTELLECTUAL PROPERTY 29

Article 10 REPRESENTATIONS, WARRANTIES AND COVENANTS 33

Article 11 INDEMNIFICATION 37

Article 12 CONFIDENTIALITY 39

Article 13 TERM AND TERMINATION 42

Article 14 DISPUTE RESOLUTION 46

Article 15 MISCELLANEOUS 47

i

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into as of November 6, 2021 (the “Effective Date”) by and among AskGene Pharma, Inc. a corporation organized and existing under the laws of Delaware USA, with a registered address at 5217 Verdugo Way, Suite A, Camarillo, CA 93012 (“Licensor”), and AffaMed Therapeutics (HK) Limited a corporation organized and existing under the laws of Hong Kong, with a registered address at Unit 417 4/F, Lippo Centre Tower Two, No. 89 Queensway Admiralty, HK (“AffaMed”). Licensor and AffaMed are referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

Licensor and its Affiliates Control certain Patent Rights and Know-How relating to the Licensed Antibodies and Licensed Products.

Licensor desires to grant, and AffaMed desires to receive, a license under such Patent Rights and Know-How to permit AffaMed to Develop, Manufacture, and Commercialize the Licensed Antibodies and Licensed Products in the Territory (all as defined below), in accordance with the terms and conditions set forth herein.

NOW THEREFORE, the Parties agree as follows:

Article 1

DEFINITIONS
1.1
“Accounting Standard” means International Financial Reporting Standards (IFRS) or Generally Acceptable Accounting Principles (GAAP), consistently applied per the practice of each Party as of the Effective Date.
1.2
“AffaMed” has the meaning set forth in the Preamble.
1.3
“AffaMed Indemnitees” has the meaning set forth in Section 11.1 (Indemnification by Licensor).
1.4
“AffaMed Licensed Technology” means any and all (a) Know-How developed or invented by AffaMed in the performance of activities under this Agreement and (b) all Patent Rights Controlled by AffaMed that have a priority date after the Effective Date and cover any Know-How described in the foregoing clause (a).
1.5
“AffaMed Phase I and II Data” has the meaning set forth in Section 4.4(a) (Phase I and II Data in the Territory).
1.6
“AffaMed Phase III and Post-Marketing Data” has the meaning set forth in Section 4.4(b) (Phase III and Post-Marketing Data in the Territory).
1.7
“Affiliate” means, with respect to a Party, a Person, corporation, partnership, or other entity that controls, is controlled by, controlling or is under common control with such Party, but only for so long as such control will continue. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by”, “controlling” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than 50% of the voting stock of such entity, or by contract or otherwise.
1.8
“Agreement” has the meaning set forth in the Preamble.

1.9
“ANG-2” means [***].
1.10
“Antibody” means an antibody, or a fragment thereof or derived therefrom, alone or in combination with any Other Component (including another antibody or antibody fragment). For clarity, a fragment may be synthetic, enzymatically obtainable or genetically engineered polypeptides and include portions of an immunoglobulin that bind an antigen, such as [***].
1.11
“Backup Molecules” means any and all Antibodies that are the subject of any Development activities conducted by Licensor or its Affiliates and that are capable of inhibiting [***]. The Backup Molecules existing as of the Effective Date are set forth on Schedule 1.11 (Backup Molecules).
1.12
“Bankruptcy Code” means Section 365(n) of title 11 of the United States Code (as amended or any replacement thereof).
1.13
“Biosimilar Product” means, with respect to a Licensed Product that has received Regulatory Approval in a country or region in the Territory or Licensor Territory (as applicable), a biologic therapeutic sold in the Territory not authorized by or on behalf of AffaMed (with respect to the Territory) or Licensor (with respect to the Licensor Territory), (a) that has been licensed as a biosimilar or interchangeable product by FDA pursuant to Section 351(k) of the Public Health Service Act (42 U.S.C. 262(k)) or considered by the applicable Regulatory Authority as a “similar biological medicinal product” pursuant to EU Directive 2001/83/EC, in each case, as may be amended, or any subsequent or superseding law, statute or regulation, (b) that has otherwise received Regulatory Approval as a generic, biosimilar, bioequivalent, or interchangeable product from another applicable Regulatory Authority in such country, or, in each case, (a) or (b), an analogous law, statute, or regulation, or (c) that has achieved analogous regulatory Marketing Approval from a Regulatory Authority in another jurisdiction in reliance on the fact of, or the data supporting, the prior approval of such Licensed Product by such Regulatory Authority.
1.14
“BLA” means a Biologics License Application submitted to the FDA pursuant to 21 U.S.C. §601.2, for purposes of obtaining Regulatory Approval for a new biologic in the United States, or any equivalent filing in a country or regulatory jurisdiction other than the United States.
1.15
“Blocking IP” has the meaning set forth in Section 2.5 (Third Party In-Licenses).
1.16
“Breaching Party” has the meaning set forth in Section 13.3(a) (Termination of Entire Agreement for Material Breach).
1.17
“Business Day” means a day other than a Saturday, Sunday, or a day on which banking institutions in the State of California or Shanghai, China are required by applicable law to remain closed.
1.18
“Calendar Quarter” means a period of three consecutive months ending on the last day of March, June, September, or December, respectively.
1.19
“Calendar Year” means a period of 12 consecutive months beginning on January 1 and ending on December 31.
1.20
“cGMP” means applicable current Good Manufacturing Practices, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4, 210, 211, 601, 610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the International Conference on Harmonization’s Q7 guidelines, and (d) the applicable laws the

Territory corresponding to (a) through (c) above, each as may be amended and applicable from time to time.
1.21
“Chairperson” has the meaning set forth in Section 3.1 (Joint Steering Committee).
1.22
“Claim” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.23
“Clinical Manufacturing and Supply Agreement” has the meaning set forth in Section 6.16.1 (Clinical Supply).
1.24
“Clinical Trial” means a study in humans to obtain information regarding a product, including information relating to the safety, tolerability, pharmacological activity, pharmacokinetics, dose ranging, or efficacy of such product, including a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IV Clinical Trial, and a Global Clinical Trial.
1.25
“CMO” means a contract manufacturing organization.
1.26
“Combination Product” means a Licensed Product (a) in which a Licensed Antibody is sold in combination with any Other Component, or (b) that is defined as a “combination product” by the FDA pursuant to 21 C.F.R. §3.2(e) or its foreign equivalent, in each case (a) or (b), whether combined in a single formulation or package, as applicable, or formulated or packaged separately but sold together for a single price.
1.27
“Commercialization” means, with respect to a pharmaceutical or biologic product (whether in monotherapy or as part of a Combination Product), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Pricing and Reimbursement Approval, offering for sale, or sale of such pharmaceutical or biologic product, and interacting with Regulatory Authorities regarding the foregoing. “Commercialize” and “Commercial” will be construed accordingly.
1.28
“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by AffaMed or its Affiliate with respect to any objective, activity, or goal related to a Licensed Product under this Agreement, those efforts that a biotechnology company of similar size and scope as AffaMed developing products similar to AffaMed would normally use to accomplish such objective, activity, or decision, and specifically means the carrying out of activities using efforts that such biotechnology company developing products similar to AffaMed would normally devote to a product at a similar stage in its development or product life and of similar market potential, strategic importance, and profit potential (taking into account payments under this Agreement), based on conditions then prevailing and taking into account efficacy, safety, approved labeling, profitability, the competitiveness of alternative products sold by Third Parties in the marketplace, the patent and other proprietary position of the product, the likelihood of Regulatory Approval given the regulatory structure involved, and all other relevant factors. Commercially Reasonable Efforts will be determined on a country-by-country and indication-by-indication basis for the applicable Licensed Product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of such Licensed Product and the market or country involved. Licensor expressly understands and accepts that the use of Commercially Reasonable Efforts may result in AffaMed ceasing the Development or Commercialization of a Licensed Product (in whole or in part), and that once Development for a Licensed Product has ceased in compliance with this Agreement, Commercially Reasonable Efforts does not require the continued re-evaluation of whether Development or Commercialization, as applicable, must be re-initiated for such Licensed Product.

1.29
“Confidential Information” has the meaning set forth in Section 12.1 (Confidentiality; Exceptions).
1.30
“Continuing Technology Transfer” has the meaning set forth in Section 2.6(c) (Continuing Technology Transfer).
1.31
“Control” or “Controlled” means (a) the possession by a Party (whether by ownership, license, or otherwise other than pursuant to this Agreement) of, (i) with respect to any tangible Know-How, the legal authority or right to physical possession of such tangible Know-How, with the right to provide such tangible Know-How to the other Party on the terms set forth herein, or (ii) with respect to Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights, the legal authority or right to grant a license, sublicense, access, or right to use (as applicable) to the other Party under such Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights on the terms set forth herein, in each case ((i) and (ii)), (A) without breaching or otherwise violating the terms of any arrangement or agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such access, right to use, licenses, or sublicense and (B) with respect to any Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights in-licensed by AffaMed pursuant to Section 2.5 (Third Party In-Licenses), AffaMed will only be deemed to Control such rights if Licensor agrees to assume all financial and other obligations under any arrangement or agreement with the applicable Third Party that are applicable to Licensor’s exercise of the relevant Patent Right, Marketing Approvals, Regulatory Materials, intangible Know-How, or other intellectual property rights in the Licensor Territory; and (b) with respect to any product, the possession by a Party of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant a license or sublicense of Patent Rights that claim such product or proprietary Know-How that is used in connection with the Exploitation of such product.
1.32
“CPA Firm” has the meaning set forth in Section 8.5(a) (Books and Records; Audit Rights).
1.33
“Development” means, with respect to any product, any and all development or regulatory activities that relate to obtaining, maintaining or expanding Regulatory Approval of such product, including any and all activities related to the research, profiling, characterization, pre‑clinical development, or nonclinical studies of such product, clinical drug development activities conducted before or after obtaining Regulatory Approval for such product that are reasonably related to or leading to the development, preparation, or submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, expanding or maintaining Regulatory Approval of such product, together with all activities related to pharmacokinetic profiling, design and conduct of Clinical Trials (including Phase IV Clinical Trials and Clinical Trials pertaining to additional presentations for a product, and statistical analysis and report writing) of such product, pharmacovigilance activities, adverse event reporting, and regulatory affairs, statistical analysis, report writing and the creation and submission of regulatory submissions related to the foregoing (including the services of outside advisors and consultants in connection therewith); but excluding, in each case, any activities directed to Commercialization or Manufacturing. “Developing” and “Developed” will be construed accordingly.
1.34
“Effective Date” has the meaning set forth in the Preamble.
1.35
“Executive Officer” means (a) in the case of AffaMed, the chief executive officer of AffaMed, and (b) in the case of Licensor, the chief executive officer of Licensor.
1.36
“Exploit” and “Exploitation” have the meaning set forth in Section 2.1 (License to AffaMed).

1.37
“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.
1.38
“Field” means any and all uses.
1.39
“First Commercial Sale” means, with respect to a Licensed Product in a country or region in the Territory, the first sale to a Third Party of such Licensed Product in such country or region after Regulatory Approval and Pricing and Reimbursement Approval (where Pricing and Reimbursement Approval is applicable for the Commercialization of any Licensed Product in such country or region) have been obtained. First Commercial Sale excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with applicable law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.
1.40
“Force Majeure” has the meaning set forth in Section 15.2 (Force Majeure).
1.41
“Fully Burdened Manufacturing Costs” means, with respect to any Licensed Antibody or Licensed Product, supplied by or on behalf of the applicable Party to the other Party or its Affiliates hereunder:

if and to the extent such Licensed Antibody or Licensed Product is Manufactured by a CMO, the actual invoiced costs from the CMO that are solely and specifically related to the Manufacture of any Licensed Antibody or Licensed Product for the other Party, including any incremental handling and administrative cost incurred by the applicable Party; or

if and to the extent such Licensed Antibody or Licensed Product is Manufactured (including performance of any of the following Manufacturing activities for the benefit of, or in conjunction with, the activities of any CMO that is Manufacturing such Licensed Antibody or Licensed Product or component thereof) by a Party or its Affiliate, the actual, fully burdened costs that are directly attributable to such Manufacturing, including the actual costs of materials (including materials supplied to a CMO engaged by such Party to Manufacture the applicable product or component thereof), direct labor, ordinary course quality assurance costs, stability testing cost, characterization testing, quality control, costs of engineering runs, release testing of drug substance and drug product, equipment maintenance costs, and other costs variable with production, scale-up expenses, customs and duty and charges levied by governmental authorities, all costs of packaging, the cost of freight into or between Manufacturing sites, which will be calculated in accordance with the applicable Accounting Standards. Notwithstanding the foregoing, Fully Burdened Manufacturing Cost will be computed on a theoretical full-capacity basis, and no overhead, equipment, or facilities costs will be included for unutilized, vacant, or dormant facilities or equipment (and Manufacturing overhead costs related to an underutilized facility or underutilized equipment will be allocated proportionately over the entire Manufacturing production (based on a theoretical full-capacity production schedule) of the facility and applicable equipment, whether or not the entire Manufacturing facility is being utilized).

1.42
“GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Trials, including, as applicable (a) as set forth in the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use Harmonized Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) (the “ICH Guidelines”) and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts

50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), as may be amended from time to time, and (d) the equivalent applicable laws in the region in the Territory, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.
1.43
“Global Brand Elements” has the meaning set forth in Section 9.5 (Trademarks).
1.44
“Global Clinical Trial” means a Clinical Trial of a Licensed Product in the Field that includes sufficient clinical sites or study subjects to achieve Regulatory Approval for the indication associated with such Clinical Trial in at least one country or jurisdiction within the Territory and at least one country or jurisdiction within the Licensor Territory.
1.45
“Global Development Plan” has the meaning set forth in Section 4.2 (Global Development).
1.46
“GLP” means all applicable Good Laboratory Practice standards, including, as set forth in the then-current good laboratory practice standards promulgated or endorsed by the U.S. Food and Drug Administration, as defined in 21 C.F.R. Part 58, and the equivalent applicable laws in the Territory, each as may be amended and applicable from time to time.
1.47
“IND” means (a) an Investigational New Drug Application as defined in the United States Federal Food, Drug and Cosmetic Act, as amended (the “FD&C Act”) and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical or biologic product in humans in such jurisdiction.
1.48
“Indemnified Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.49
“Indemnifying Party” has the meaning set forth in Section 11.3 (Indemnification Procedures).
1.50
“Initial Technology Transfer” has the meaning set forth in Section 2.6(a) (Initial Technology Transfer).
1.51
“Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Licensed Product to the first patient in such Clinical Trial.
1.52
“Insolvency Event” means circumstances under which a Party (a) has a receiver or similar officer appointed over all or substantially all of such Party’s assets, (b) the institution of any bankruptcy, receivership, insolvency, reorganization, or other similar proceedings by or against the other Party under any bankruptcy, insolvency, or other similar law now or hereinafter in effect, (c) makes an assignment for the benefit of its creditors (other than relating to a solvent restructuring), or (d) any corporate action taken by the board of directors of such Party in furtherance of any of the foregoing actions.
1.53
“IP Assignment Agreement” has the meaning set forth in Section 9.1(a)(ii).
1.54
“Joint Know-How” means any and all Know-How developed or invented jointly by or on behalf of the Parties or their respective Affiliates.
1.55
“Joint Patent Rights” means any Patent Right covering any Joint Know-How.
1.56
“Joint Steering Committee” and “JSC” have the meaning set forth in Section 3.2(a) (Formation; Composition).

1.57
“Joint Technology” means the Joint Know-How and Joint Patent Rights.
1.58
“Know-How” means any data, results, and information of any type whatsoever, in any tangible or intangible form, including trade secrets, practices, techniques, methods, processes, inventions, discoveries, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports, clinical and non-clinical study reports, clinical and non-clinical data, regulatory filings and regulatory submission documents and summaries, technology, test data including pharmacological, biological, chemical, biochemical, toxicological, and clinical test data, analytical and quality control data, stability data, studies and procedures and any other know-how, and any physical embodiments of any of the foregoing.
1.59
“Licensed Antibody” means (a) the Antibody known as ASKG712 and all derivatives thereof, and (b) all Backup Molecules. The amino acid and nucleotide sequences of ASKG712 are set forth as Schedule 1.59 (Licensed Antibody).
1.60
“Licensed Product” means any product that includes a Licensed Antibody in any and all (current and future) forms, formulations, dosages and delivery modes, and any improvements to any of the foregoing.
1.61
“Licensor” has the meaning set forth in the Preamble.
1.62
“Licensor Indemnitees” has the meaning set forth in Section 11.2 (Indemnification by AffaMed).
1.63
“Licensor Know-How” means any Know-How Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term, other than Joint Know-How, that is necessary or reasonably useful to Exploit any Licensed Antibody or Licensed Product.
1.64
“Licensor Manufacturing Technology” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).
1.65
“Licensor Patent Rights” means any Patent Rights Controlled by Licensor or any of its Affiliates as of the Effective Date or during the Term, other than Joint Patent Rights, that (a) cover any Licensor Know-How or (b) are otherwise necessary or reasonably useful to Exploit any Licensed Antibody or Licensed Product. All Licensor Patent Rights existing as of the Effective Date are listed on Schedule 1.65 (Licensor Patent Rights).
1.66
“Licensor Technology” means any and all Licensor Patent Rights and Licensor Know-How and Licensor’s interest in any Joint Patent Rights or Joint Know-How.
1.67
“Licensor Territory” means, collectively, Singapore, Thailand, Malaysia, Indonesia, Vietnam, the People’s Republic of China, Taiwan, Macau, Hong Kong, Korea, and India.
1.68
“Manufacture” or “Manufacturing” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release.
1.69
“Manufacturing and Supply Agreement” means either the Clinical Manufacturing and Supply Agreement or the Commercial Manufacturing and Supply Agreement, as applicable.

1.70
“Manufacturing Arbitration Draft” has the meaning set forth in Section 6.1(c)(i).
1.71
“Manufacturing Technology Transfer” has the meaning set forth in Section 2.6(b) (Manufacturing Technology Transfer).
1.72
“Marketing Approval” means, with respect to a country or region, any and all approvals (including Regulatory Approval), licenses, registrations, or authorizations of any governmental authority that are required in order to Commercialize a pharmaceutical or biologic product in such country or region, including any Pricing and Reimbursement Approval where applicable for the Commercialization of any product in such country or region.
1.73
“Net Sales” means, with respect to a Licensed Product, the aggregate gross sales of such Licensed Product sold by a Party or any of its Affiliates or (Sub)licensees (each, a “Selling Party”) to a Third Party (including distributors, resellers, wholesalers, hospitals, and end users) (each, a “Buying Party”) in the Territory, less the following deductions, in each case, to the extent actually allowed and taken by any such Buying Party and not otherwise recovered by or reimbursed to the applicable Selling Party, all determined in accordance with the applicable Accounting Standard of the applicable Selling Party:

(a) reasonable and customary discounts, including trade, quantity or cash discounts and rebates, and patient discount programs;

(b) rebates, reimbursements, fees, clawbacks, discounts, allowances, chargebacks, and retroactive price reductions, including those granted to wholesalers, buying groups, retailers, managed health care organizations, governmental agencies, reimbursers, and trade customers;

(c) any amount paid or credited by reasons of defects, rejections, recalls, outdating or returns, such as unrecoverable damaged goods or rejections and including Licensed Product returned in connection with recalls or withdrawals;

(d) transportation, freight, postage charges and other charges, such as insurance, relating thereto, in each case paid or incurred by Selling Party and any other governmental charges or taxes imposed with respect to the sale, transportation, delivery, use, exportation, or importation of such Licensed Product;

(e) taxes, duties, tariffs, excises or other governmental charges or levies charged or imposed with respect to the import, export, production, sale, transportation, delivery or use of goods (other than income taxes);

(f) amounts written off by reason of uncollectible debt if and when actually written off or allowed in accordance with the Selling Party’s accounting policies, as consistently applied; provided that such amounts will be added back to Net Sales if and when collected; and

(g) other specifically identifiable amounts that have been credited against or deduct from gross sales of such Licensed Product and to the extent such amounts are customary deductions permitted under the applicable Accounting Standard from net sales calculations for reasons substantially equivalent to those listed above.

Such amounts shall be determined from the books and records of Selling Party, maintained in accordance with generally accepted accounting principles (in accordance with GAAP or IFRS, as applicable) as consistently applied across its pharmaceutical products generally.

Net Sales on Licensed Product provided as part of a non-cash exchange or other than through an arms-length transaction shall mean the average amount invoiced in arms-length sales of the same or equivalent Licensed Products during the applicable royalty reporting period in the same country, and if no such sales have occurred, shall be the fair market value of the transferred Licensed Product(s). Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party.

Net Sales excludes transfers of Licensed Product to Third Parties as bona fide samples, as donations, for the performance of Clinical Trials, or for similar purposes in accordance with applicable law pertaining to any expanded access program, any compassionate sales or use program (including named patient program or single patient program), or any indigent program.

In the case of any Combination Product sold in a given country and reporting period, Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product in such country will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B), where A is the invoice price of the Licensed Product if sold separately in the same indication in such country, and B is the total invoice price of the Other Components in the Combination Product, if sold separately in the same indication in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product is sold separately in the same indication in a country, but the Other Components in the Combination Product are not sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction A/C, where A is the invoice price of the Licensed Product if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If, on a country-by-country basis in a particular reporting period, the Licensed Product in the Combination Product is not sold separately in the same indication in such country, but the Other Components included in the Combination Product are sold separately in the same indication in such country, then Net Sales for the purpose of determining royalties and Sales Milestone Events of the Combination Product for such country will be calculated by multiplying actual Net Sales of the Combination Product by the fraction C-B/C, where B is the invoice price of the Other Components included in such Combination Product if sold separately in the same indication in such country, and C is the invoice price of the Combination Product in such country.

If neither the Licensed Product nor the Other Components are sold separately in the same indication in a given country during a particular reporting period, then Net Sales will be calculated based on AffaMed’s good faith estimate of the fair market value of the Licensed Product and each of the Other Components included in such Combination Product when sold in such indication in such country.

1.74
“Net Sales Royalty” has the meaning set forth in Section 8.3 (Royalties).
1.75
“Net Sales Statement” has the meaning set forth in Section 8.3(c) (Reports; Payment).
1.76
“Non-Breaching Party” has the meaning set forth in Section 13.3(a) (Termination of Entire Agreement for Material Breach).

1.77
“Other Component” means any (a) therapeutically active ingredient that is not a Licensed Antibody (including any product of AffaMed), (b) delivery device or component therefor, (c) companion diagnostic, or (d) other product, process, or service that is sold with a Licensed Antibody for a fixed price.
1.78
“Party” and “Parties” have the meaning set forth in the Preamble.
1.79
“Patent Right” means (a) any national, regional or international patent or patent application, including any provisional patent application, (b) any patent application filed either from such a patent, patent application or provisional application or from an application claiming priority from any of these, including any divisional, continuation, continuation-in-part, provisional, converted provisional, and continued prosecution application, (c) any patent that has issued or in the future issues from any of the foregoing patent applications ((a) and (b)), including any utility model, petty patent, design patent and certificate of invention, (d) any extension or restoration by existing or future extension or restoration mechanisms, including any revalidation, reissue, re-examination and extension (including any supplementary protection certificate and the like) of any of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent application or patent.
1.80
“Perfection Condition” has the meaning set forth in Section 9.1(a)(ii).
1.81
“Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, Regulatory Authority, or any other entity not specifically listed in this definition.
1.82
“Pharmacovigilance Agreement” has the meaning set forth in Section 5.2 (Adverse Event Reporting).
1.83
“Phase I Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of initial tolerance or safety of such product in healthy volunteers or the target patient population, as described in 21 CFR 312.21(a) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.
1.84
“Phase II Clinical Trial” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical trial prescribed by the Regulatory Authority in a country other than the United States.
1.85
“Phase III Clinical Trial” means a human clinical trial of a product, the design of which is acknowledged by the FDA to be sufficient for such clinical trial to satisfy the requirements of 21 C.F.R. 312.21(c) (as amended or any replacement thereof), or a similar human clinical trial prescribed by the Regulatory Authority in a country other than the United States, the design of which is acknowledged by such Regulatory Authority to be sufficient for such clinical trial to satisfy the requirements of a pivotal efficacy and safety clinical trial.
1.86
“Phase III and Commercial Manufacturing and Supply Agreement” has the meaning set forth in Section 6.1(b) (Commercial Supply).
1.87
“Phase IV Clinical Trial” means a human clinical trial of a compound or product for an indication that is (a) commenced after receipt of the initial Regulatory Approval for such indication in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the compound or product for such indication (and which may include investigator sponsored clinical trials) in such country, including a clinical trial conducted due to the request or requirement of a Regulatory Authority in such country or as a condition of a previously granted Regulatory Approval in such country.
1.88
“Pricing and Reimbursement Approval” means the later of (a) the approval, agreement, determination, or governmental decision establishing a price for a pharmaceutical or biologic product that can be legally charged to consumers, if applicable in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country; and (b) the approval, agreement, determination, or governmental decision establishing the level of reimbursement for a pharmaceutical or biologic product that will be reimbursed by governmental authorities, if either applicable in a given jurisdiction or country for the Commercialization of such pharmaceutical or biologic product in such jurisdiction or country.
1.89
“Product Marks” has the meaning set forth in Section 9.5 (Trademarks).
1.90
“Publication” has the meaning set forth in Section 12.4 (Publications).
1.91
“Publishing Notice” has the meaning set forth in Section 12.4 (Publications).
1.92
“Publishing Party” has the meaning set forth in Section 12.4 (Publications).
1.93
“Regulatory Approval” means all approvals necessary for the Manufacture, marketing, importation, and sale of a product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements. Regulatory Approvals include approvals by Regulatory Authorities of INDs and BLAs. “Regulatory Approval” excludes Pricing and Reimbursement Approval.
1.94
“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable governmental authority involved in granting Regulatory Approval or, to the extent required in such country or regulatory jurisdiction, Pricing and Reimbursement Approval of a product in such country or regulatory jurisdiction.
1.95
“Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patent Rights, that prohibits a Person from Commercializing a Licensed Product, including orphan drug exclusivity or rights similar thereto in other countries or regulatory jurisdictions.
1.96
“Regulatory Materials” means regulatory applications, submissions, notifications, registrations, or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs and BLAs (as applications, but not the approvals with respect thereto).
1.97
“Residual Knowledge” has the meaning set forth in Section 12.6 (Residual Knowledge).
1.98
“ROFN Compound” has the meaning set forth in Section 2.7 (Right of First Negotiation).
1.99
“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing upon the First Commercial Sale of the Licensed Product in such country in the Territory, and ending upon the later to occur of (a) the expiration in such country of the last to expire of any Licensor Patent Right containing a Valid Claim covering such Licensed Product that would be infringed by the sale of such Licensed Product in such country; provided that if a Biosimilar Product to a Licensed Product is sold in accordance with applicable law in such country, then clause (a) of this definition will be deemed to no longer apply to extend the Royalty Term; or (b) 10 years after the First Commercial Sale in such country of such Licensed Product. Notwithstanding the foregoing, if a court of competent jurisdiction in a country in which the Royalty Term has ended as a result of the application of the foregoing clause (a) issues a final judgement that stops the sale of such Biosimilar Product, then the Royalty Term will be restored effective as of the date of the first sale of the Biosimilar Product through the expiration of such Royalty Term for the applicable Licensed Product in such country as if there had been no sale of the Biosimilar Product; provided that during the period commencing upon the first sale of such Biosimilar Product in such country and ending upon the expiration of the Royalty Term for the applicable Licensed Product in such country, all Royalties will be reduced by [***] of the Royalty payments that would have otherwise been due on Net Sales of the applicable Licensed Product in such country. For the avoidance of doubt, AffaMed will pay [***] of any Royalties that would have been due during the period commencing upon first sale of the applicable Biosimilar Product in the applicable country and ending on the date on which there is a final judgement that stops the sale of such Biosimilar Product in such country consistent with Section 8.3(c) (Reports; Payments).
1.100
“Sales Milestone Event” has the meaning set forth in Section 8.2(b) (Sales Milestones).
1.101
“Sales Milestone Payment” has the meaning set forth in Section 8.2(b) (Sales Milestones).
1.102
“Sublicensee” means, as the context indicates, any Third Party granted a sublicense by (a) AffaMed under the rights licensed to AffaMed, or (b) Licensor under the rights licensed to Licensor, in each case (a) and (b), pursuant to Article 2 (Licenses and Exclusivity) hereof.
1.103
“Technology Transfer” has the meaning set forth in Section 2.6(c) (Continuing Technology Transfer).
1.104
“Term” has the meaning set forth in Section 13.1 (Term).
1.105
“Terminated Country” has the meaning set forth in Section 13.4 (Effects of Termination).
1.106
“Terminated Product(s)” has the meaning set forth in Section 13.4 (Effects of Termination).
1.107
“Territory” means all countries and territories throughout the world, except for the Licensor Territory.
1.108
“Territory-Specific Payments” has the meaning set forth in Section 2.5 (Third Party In-Licenses).
1.109
“Third Party” means any entity other than Licensor or AffaMed or their respective Affiliates.
1.110
“Third Party Agreements” has the meaning set forth in Section 10.2(e) (Third Party Agreements).
1.111
“Third Party License” has the meaning set forth in Section 2.5 (Third Party In-Licenses).
1.112
“United States” or “U.S.” means the United States of America and all of its territories and possessions.
1.113
“Upfront Payment” has the meaning set forth in Section 8.1 (Upfront Payment).

1.114
“Valid Claim” means a claim of any issued, unexpired United States or granted foreign Patent Right that has not been dedicated to the public, disclaimed, abandoned, or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer, or otherwise.
1.115
“VAT” has the meaning set forth in Section 8.6(d) (VAT).
1.116
“VEGF” means vascular endothelial growth factor.
Article 2

LICENSES
2.1
License to AffaMed. Subject to the terms and conditions of this Agreement, Licensor hereby grants and agrees to grant to AffaMed, on behalf of itself and its Affiliates, (a) an exclusive (even as to Licensor and each of its Affiliates), transferable license, with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)), under the Licensor Technology, to Develop, Commercialize, make or have made (subject to Section 6.2 (Manufacturing by AffaMed)), use, sell, offer for sale, import, export, and otherwise exploit (collectively, “Exploit” or “Exploitation”) Licensed Antibodies and Licensed Products in the Field in the Territory, and (b) a non-exclusive license with the right to sublicense (as permitted in accordance with Section 2.3 (Sublicensing)) under the Licensor Technology to develop, make, have made, and export Licensed Products and Licensed Antibodies in the Licensor Territory solely for the purpose of Exploiting such Licensed Antibodies and Licensed Products in the Territory.
2.2
License to Licensor. Subject to the terms and conditions of this Agreement, AffaMed hereby grants to Licensor, on behalf of itself and its Affiliates, a non-exclusive, transferrable license, with the right to sublicense (through multiple tiers; provided that each such sublicense is consistent with the terms of this Agreement), under the AffaMed Licensed Technology to (a) Exploit the Licensed Antibodies and Licensed Products in the Field in the Licensor Territory or (b) conduct activities as otherwise permitted under this Agreement (including under a Global Development Plan).
2.3
Sublicensing. The license granted by Licensor to AffaMed in Section 2.1 (License to AffaMed) may be sublicensed by AffaMed through multiple tiers to any Affiliate of AffaMed or Third Party without any requirement of Licensor’s consent or notice. Each sublicense granted by AffaMed will be consistent with the terms of this Agreement and require each Sublicensee to comply with the terms of this Agreement that are applicable to such Sublicensee, and AffaMed will remain primarily liable to Licensor for the performance of all its obligations under this Agreement, including those conducted by a Sublicensee.
2.4
No Implied Licenses; Retained Rights. Except as explicitly set forth in this Agreement, neither Party grants to the other Party any license or other rights, express or implied, under any intellectual property rights (whether by implication, estoppel or otherwise).
2.5
Third Party In-Licenses. During the Term, if either Party identifies any Patent Right or related Know-How owned or controlled by a Third Party in a particular country or other jurisdiction that it reasonably believes may, absent a license or agreement with such Third Party, be infringed by the Exploitation of a Licensed Antibody or a Licensed Product in the Field in the Territory (“Blocking IP”), then it will so notify the other Party. AffaMed will have the sole right, but not the obligation, to enter into a Third Party License under any Blocking IP. With respect to any such Third Party License that AffaMed enters into with the applicable Third Party, AffaMed will use reasonable efforts to ensure that such Third Party License includes the right to grant a sublicense to Licensor under such Blocking IP in the Licensor Territory on fair and reasonable terms. If

AffaMed enters into such Third Party License, then (a) AffaMed will be responsible for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Antibodies or Licensed Products in the Territory (for example, royalty payments that are solely attributable to sales of Licensed Products in the Territory or milestone payments payable upon achievement of events solely in the Territory) (the “Territory-Specific Payments”), and will have the right to offset any such Territory-Specific Payments in accordance with Section 8.3(d)(iii) (Reduction for Blocking IP), and (b) if applicable, Licensor may elect to obtain a sublicense thereunder for the Licensor Territory, in which case it will reimburse AffaMed for all payments payable to such Third Party thereunder that solely pertain to, or arise solely as a result of, the Exploitation of the Licensed Antibodies or Licensed Products in the Licensor Territory, and such in-licensed Blocking IP will be considered AffaMed Licensed Technology for the purpose of this Agreement.
2.6
Technology Transfer.
(a)
Initial Technology Transfer. During the [***] day period following the Effective Date, Licensor will provide to AffaMed copies of (i) all documents, data, and other Know-How included within the Licensor Know-How existing as of the Effective Date and (ii) the CMC package and Licensor Manufacturing Technology required for IND filing, but excluding other Licensor Manufacturing Technology that is not set forth in the foregoing clause (ii), which will be transferred to AffaMed as contemplated in Section 2.6(b) (Manufacturing Technology Transfer) (the “Initial Technology Transfer”). Due to the subjective nature of this particular term (Section 2.6(a)), an omission of one or more documents, information, or data of Licensor during the Initial Technology shall not be deemed as a material breach of this Agreement unless the omission is material or the applicable documents, information, or data is intentionally or knowingly withheld or not fully provided to AffaMed. In addition, during the Term, AffaMed may request in writing any documents, data, or other Know-How that AffaMed reasonably believes is included in the Licensor Know-How, and Licensor will provide such Licensor Know-How.
(b)
Manufacturing Technology Transfer. In addition to the documents, data, and other Know-How provided to AffaMed pursuant to the Initial Technology Transfer, upon the request of AffaMed during the Term, Licensor will conduct a transfer of all relevant documents, data, other Know-How or activities necessary or reasonably useful to Manufacture the Licensed Products (“Licensor Manufacturing Technology”) to AffaMed or a CMO designated by AffaMed that is reasonably acceptable to Licensor (such approval not to be unreasonably withheld, conditioned, or delayed) to enable AffaMed or its designated CMO to assume the Manufacturing activities of the Licensed Products (the “Manufacturing Technology Transfer”) pursuant to a transfer plan to be agreed upon by the Parties no later than [***] days after the Parties enter into the Clinical Manufacturing and Supply Agreement in accordance with Section 6.1(b) (Clinical Supply).
(c)
Continuing Technology Transfer. During the Term and after the completion of the Initial Technology Transfer, Licensor will transfer to AffaMed any additional Licensor Know-How (including all data and results and all supporting documentation, such as protocols, investigator’s brochures, case report forms, analysis plans) Controlled by Licensor that are generated by or on behalf of Licensor or its Affiliates, Sublicensees, or subcontractors, if applicable, that is used to Exploit or incorporated into any Licensed Product and that has not been previously transferred to AffaMed or one of its Affiliates or designees, promptly after such Licensor Know-How is developed or invented (the “Continuing Technology Transfer,” and together with the Initial Technology Transfer, the “Technology Transfer”). Due to the subjective nature of this particular term (Section 2.6(c)), an omission of one or more documents, information, or data of Licensor during the Continuing

Technology shall not be deemed as a material breach of this Agreement unless the omission is material or the applicable documents, information, or data is intentionally or knowingly withheld or not fully provided to AffaMed. In addition, during the Term, AffaMed may request in writing any documents, data, or other Know-How that AffaMed reasonably believes is included in the Licensor Know-How, and Licensor will provide such Licensor Know-How, if available.
(d)
Costs of Technology Transfer. In the course of any Technology Transfer, Licensor will provide AffaMed with reasonable access by teleconference or in-person at Licensor’s, or any of its Affiliates’, facilities to Licensor or any of its Affiliates’ personnel involved in the Development or Manufacture of the Licensed Antibodies and Licensed Products to provide AffaMed with a reasonable level of technical assistance and consultation in connection with the Technology Transfer. Each Party will be responsible for its own costs for the foregoing reasonable level of consultation and assistance in connection with the Initial Technology Transfer and Continuing Technology Transfer. Licensor will be responsible for all costs of the Initial Technology Transfer, and Licensor will be responsible for all costs of the Continuing Technology Transfer incurred by its employees in the aggregate up to an equivalent of [***] FTE in a given Calendar Year. AffaMed agrees to reimburse Licensor any FTE costs for Continuing Technology Transfer in excess of [***] FTE in a given Calendar Year.
2.7
Right of First Negotiation. If, during the Term, Licensor discovers or develops an Antibody or other product candidate that inhibits [***]and that could reasonably be used to treat an [***] disease or disorder (each, a “ROFN Compound”), then, on a ROFN Compound-by-ROFN Compound basis, Licensor will provide to AffaMed written notice of the applicable ROFN Compound, and upon AffaMed’s election to be made no later than [***] days after receipt of such written notice, the Parties will negotiate in good faith and on an exclusive basis for a period of up to [***] days regarding the terms of a license agreement with respect to the Exploitation of such ROFN Compound for such ophthalmic disease or disorder (or an amendment to any existing agreement between the Parties with respect to the Exploitation of such ROFN Compound) in Territory. For the avoidance of doubt, a compound targeting [***], and one or more additional targets is a ROFN Compound. If, on a ROFN Compound-by-ROFN Compound basis, the Parties do not agree on the terms of such a definitive agreement during the foregoing [***] day period, then Licensor will be free to develop the applicable ROFN Compound itself or, subject to the remainder of this Section 2.7 (Right of First Negotiation) enter into negotiations with a Third Party with respect to the terms of a definitive license agreement as described pursuant to which Licensor would grant to such Third Party rights to such ROFN Compound, provided that the material terms included in such definitive agreement with such Third Party will be no less favorable to Licensor than the applicable terms last offered by Licensor to AffaMed in such negotiations. If, with respect to a particular ROFN Compound, Licensor does not enter into such a definitive agreement with such Third Party within [***] after the conclusion of such negotiations with AffaMed, then AffaMed’s right of first negotiation under this Section 2.7 (Right of First Negotiation) with respect to such ROFN Compound will be reinstated.
Article 3

GOVERNANCE
3.1
Alliance Managers. No later than 30 days after the Effective Date, each Party will appoint (and notify the other Party of the identity of) a representative having the appropriate qualifications including a general understanding of pharmaceutical Development and Commercialization to act as its alliance manager under this Agreement (each an “Alliance Manager”). The Alliance Managers will: (a) serve as the primary contact points between the Parties for the purpose of providing the other Party with information on the progress of such Party’s activities under this

Agreement; (b) be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties, providing single point communication for seeking consensus both internally within each Party’s respective organization, including facilitating review of external corporate communications, and raising disputes in a timely manner; (c) have the right to attend all JSC meetings as a non-voting member, and (d) after the JSC is disbanded under Section 3.4 (Discontinuation of JSC), provide annual Commercialization updates and coordinate ad hoc meetings between the Parties as necessary. Without limiting the foregoing, the Alliance Managers will be responsible (i) for scheduling JSC meetings, (ii) setting the agendas for JSC meetings, and (iii) preparing the draft minutes of such meetings (with the responsibility alternating between the Alliance Managers). Each Party may replace its Alliance Manager on written notice to the other Party.
3.2
Joint Steering Committee.
(a)
Formation; Composition. No later than 30 days after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of three representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority and decision-making authority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-member employees to participate in, the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC. The JSC will be chaired by one of the representatives (“Chairperson”) and will rotate between the Parties every 12 months during the Term. The role of the Chairperson will be to convene and preside at meetings of the JSC. The Chairperson will have no additional powers or rights beyond those held by the other JSC representatives.
(b)
Specific Responsibilities. The JSC will:
(i)
facilitate the flow of information between the Parties with respect to the Exploitation of the Licensed Antibodies and Licensed Products;
(ii)
review, discuss, and determine whether to approve the budget associated with any joint tasks, such as commercial process development or process characterization, a long-term preclinical safety study, or clinical re-supply Manufacture campaigns.
(iii)
review, discuss, and determine whether to approve any Global Development Plan, or any update thereto, pursuant to Section 4.2 (Global Development);
(iv)
review and discuss any Development reports provided by either Party pursuant to Section 4.6 (Development Reports);
(v)
resolve any disagreement between the Parties relating to this Agreement; and
(vi)
perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
(c)
Meetings. During the Term, the JSC will meet on a quarterly basis, unless otherwise agreed to by the JSC. No later than [***] Business Days prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting. Either Party may also call a special meeting of the JSC (by videoconference, teleconference, or, if agreed by the Parties, in person) by providing at least five Business Days’ prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, in which event such Party will provide the members of the JSC no later than three Business Days prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person, by videoconference, or by teleconference, as may be agreed by the Parties. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least two JSC members from each Party are present or participating (including by videoconference or teleconference) in such meeting.
(d)
Decision-Making. The representatives from each Party on the JSC will have, collectively, one vote on behalf of that Party, and all decision making will be by consensus. Disputes at the JSC will be handled in accordance with Section 3.3 (Resolution of JSC Disputes). Except as otherwise expressly set forth in this Agreement, the phrase “determine,” “designate,” “confirm,” “approve,” or “determine whether to approve” by the JSC and similar phrases used in this Agreement will mean approval in accordance with this Section 3.2(d) (Decision-Making), including the escalation and tie breaking provisions set forth in Section 3.3 (Resolution of JSC Disputes).
3.3
Resolution of JSC Disputes.
(a)
Within the JSC. All decisions within the JSC will be made by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [***] days after a Party affirmatively states that a decision needs to be made, then either Party may elect, by written notice to the other Party, to submit such issue the Parties’ Executive Officers in accordance with Section 3.3(b) (Referral to Executive Officers).
(b)
Referral to Executive Officers. If a Party makes an election under Section 3.3(a) (Resolution of JSC Disputes; Within the JSC) to refer a matter to the Executive Officers, then the Executive Officers will use good faith efforts to resolve promptly such matter, which good faith efforts will include at least one in-person, video, or telephonic meeting between such Executive Officers within [***] Business Days after the submission of such matter to them.
(c)
Final Decision-Making Authority. If the Executive Officers are unable to reach consensus on any such matter within [***] days after its submission to them, then neither Party will have final decision-making authority over such matters, except:
(i)
AffaMed Final Decision-Making Authority. AffaMed will have final decision-making authority with respect to any matter related to the approval of a Global Development Plan under Section 3.2(b)(i) or relating solely to Development activities in the Territory, provided that there is not a reasonable likelihood that any such Development activities could have a material safety impact in the Licensor Territory; and
(ii)
Licensor Final Decision-Making Authority. Licensor will have final decision-making authority with respect to any matter relating solely to Development activities in the Licensor Territory, provided that there is not a reasonable likelihood that any such Development activities could have a material safety impact in the Territory.
(d)
Limitations on Decision-Making. Without the other Party’s prior written consent, neither Party may unilaterally make a decision (in exercise of its final decision-making authority on any such matters) that (A) expands such Party’s contractual rights or reduces such Party’s contractual obligations under this Agreement, (B) results in a material increase in the other Party’s obligations, costs, or expenses or a limitation to the other Party’s rights under this Agreement, (C) conflicts with this Agreement, or would be reasonably likely to result in a violation of applicable law, the requirement of any Regulatory Authorities, or any agreement with any Third Party (including any Third Party License), or result in the infringement or misappropriation of intellectual property rights of any Third Party, or (D) is stated to require the agreement or consent of the JSC. In addition, no exercise by either Party of such Party’s decision-making authority can amend or waive compliance with any terms of this Agreement.
3.4
Discontinuation of JSC. Unless otherwise agreed by the Parties, the JSC will continue to exist until the completion of the Development of the Licensed Antibodies and Licensed Products under this Agreement. Once the JSC is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, the Alliance Managers will directly exchange information as required under this Agreement and any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.3(c) (Final Decision-Making Authority).
Article 4

DEVELOPMENT
4.1
Development Diligence Obligations. AffaMed will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval of a Licensed Product in the United States. Notwithstanding any provision to the contrary set forth in this Agreement, if Licensor terminates this Agreement in accordance with Section 13.3 (Termination for Breach or Insolvency) as a result of a breach of AffaMed’s diligence obligations under this Section 4.1 (Development Diligence Obligations), then such termination will be Licensor’s sole and exclusive remedy with respect to such breach.
4.2
Global Development. During the Term, the Parties, each at its own sole discretion, may agree, through the JSC, to conduct one or more Global Clinical Trials for the Licensed Products of each Licensed Antibody, all of which Development will be conducted pursuant to a written plan with respect to such Licensed Antibody (each, a “Global Development Plan”) that will be prepared by AffaMed and provided to the JSC to review, discuss, and decide whether to approve the Global Development Plan. Each Global Development Plan will include (a) an outline of all Global Clinical Trials and the trial design thereof, and any all non-clinical or preclinical studies related thereto, in each case, to be conducted by either Party in their respective territories, (b) a timeline for the performance of the foregoing global Development activities, and (c) a budget of the costs and expenses anticipated to be incurred in the performance of the foregoing global Development activities for each Licensed Antibody and related cost sharing mechanism between the Parties.
4.3
Responsibility for Development. Unless otherwise set forth under a Global Development Plan approved by the JSC or if JSC approval is required pursuant to Section 3(b)(ii), each Party will have sole control over and decision-making authority with respect to Development activities with respect to the Licensed Antibodies and Licensed Products for its respective territory at its cost and expense.
4.4
Data Exchange and Use.
(a)
Phase I and II Data in the Territory. Except as otherwise required under this Agreement (including under Section 5.2 (Adverse Event Reporting) and the Pharmacovigilance Agreement pursuant to which Licensee will have access to applicable safety data for the Licensed Products), if Licensor desires to use and reference data and results and any supporting documentation (e.g., protocols, investigator’s brochures, case report forms, analysis plans) for the Licensed Products generated by or on behalf of AffaMed or its Affiliates, Sublicensees, contractors, or subcontractors, if applicable, in a Phase I Clinical Trial or Phase II Clinical Trial for a Licensed Product (collectively the “AffaMed Phase I and II Data”), then Licensor may provide written notice to AffaMed. Upon receipt of such written notice:
(i)
AffaMed will transfer to Licensor such AffaMed Phase I and II Data in a timely manner; and
(ii)
Licensor will pay to AffaMed royalties in accordance with Section 8.3(b)(i) (Early-Stage Trial Royalty).

AffaMed will be responsible for all costs of transferring AffaMed Phase I and II Data incurred by its employees in the aggregate up to an equivalent of [***] FTE in a given Calendar Year. Licensor agrees to reimburse AffaMed any FTE costs of transferring AffaMed Phase I and II Data in excess of [***] FTE in a given Calendar Year.

(b)
Phase III and Post-Marketing Data in the Territory. Except as otherwise required under this Agreement (including under Section 5.2 (Adverse Event Reporting) and the Pharmacovigilance Agreement pursuant to which Licensee will have access to applicable safety data for the Licensed Products), if Licensor desires to use and reference data and results and any supporting documentation (e.g., protocols, investigator’s brochures, case report forms, analysis plans) for the Licensed Products generated by or on behalf of AffaMed or its Affiliates, Sublicensees, contractors or subcontractors, if applicable, in a Phase III Clinical Trial or any Phase IV Clinical Trial or other post-marketing study or post-approval commitment for a Licensed Product (collectively the “AffaMed Phase III and Post-Marketing Data”), then Licensor may provide written notice to AffaMed. Upon receipt of such written notice:
(i)
AffaMed will transfer to Licensor AffaMed Phase III and Post-Marketing Data in a timely manner; and
(ii)
In lieu of the royalties set forth under Section 8.3(b)(i) (Early-Stage Trial Royalty), Licensor will pay to AffaMed royalties set forth in Section 8.3(b)(ii) (Late-Stage Trial Royalty).

AffaMed will be responsible for all costs of transferring AffaMed Phase III and Post-Marketing Data incurred by its employees in the aggregate up to an equivalent of [***] FTE in a given Calendar Year. Licensor agrees to reimburse AffaMed any FTE costs of transferring AffaMed Phase III and Post-Marketing Data in excess of [***] FTE in a given Calendar Year.

4.5
Development Records. Each Party will, and will cause its Affiliates, Sublicensees, and subcontractors to, maintain reasonably complete, current, and accurate records of all Development activities conducted by or on behalf of it and its Affiliates, Sublicensees, and subcontractors, respectively, pursuant to this Agreement and all data and other information resulting from such activities consistent with its usual practices in accordance with applicable law in the Territory. Each Party will maintain all such records relating to the Development of Licensed Products for a period of three years, or a longer period as may be required by applicable law or regulation, after the end of the Term. Each Party will document all non-clinical and preclinical studies and Clinical Trials in formal written study reports in accordance with GLP, cGMP, and GCP in compliance with ICH Guidelines, as applicable, and in compliance with applicable law.
4.6
Development Reports. At each JSC meeting for a Calendar Quarter during which either Party is performing, or having performed, Development activities for any Licensed Product, such Party will provide a report to the other Party summarizing the Development activities for the Licensed Products performed during the period since the preceding JSC meeting. Such reports and any additional information provided by a Party regarding Development activities for the Licensed

Products, in each case, will be the Confidential Information of the providing Party and subject to the terms of Article 12 (Confidentiality).

Article 5

REGULATORY

5.1
Regulatory Responsibilities. Subject to the terms and conditions of this Agreement, AffaMed will have sole control over and decision-making authority with respect to all regulatory activities for the Licensed Antibodies and Licensed Products in the Field in the Territory, both before and after obtaining Regulatory Approval, at its sole cost and expense. AffaMed (itself or through its designee) will own all INDs, Marketing Approvals, Regulatory Approvals, other Regulatory Materials, and related documents, with respect to such Licensed Products (in each case, as applicable) in the Territory. Licensor will provide to AffaMed all assistance reasonably requested in connection with any Regulatory Materials or regulatory activities for the Licensed Products in the Territory.
5.2
Adverse Event Reporting. Within [***] days after the Effective Date, and in any event before the conduct of any Clinical Trial by AffaMed in the Territory, Licensor and AffaMed will Develop and agree on a written agreement to worldwide safety and pharmacovigilance procedures for the Parties with respect to Licensed Products, such as safety data sharing and exchange, adverse events reporting, and signal detection (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement will provide that AffaMed will own the global safety database for the Licensed Products.
Article 6

MANUFACTURING AND SUPPLY
6.1
Manufacturing by Licensor.
(a)
Clinical Supply. Within [***] days after the Effective Date, the Parties will enter into a manufacturing and supply agreement (the “Clinical Manufacturing and Supply Agreement”) that will be consistent with the material terms and conditions set forth on Schedule 6.1 and which will govern the terms and conditions of the Manufacturing and supply of Licensed Antibodies and Licensed Products for Development, including Clinical Trials.
(b)
Phase III and Commercial Supply. At any time during the Term, if agreed by the Parties, the Parties will enter into a manufacturing and supply agreement that will govern the terms and conditions of the Manufacturing and supply of Licensed Antibodies and Licensed Products to AffaMed for Phase III Clinical Trial or Commercialization purposes (the “Phase III and Commercial Manufacturing and Supply Agreement”). Within [***]days after the Parties agree that Licensor will supply to AffaMed the Licensed Antibodies and Licensed Products for Phase III Clinical Trial or Commercialization purposes, the Parties will enter into such Phase III and Commercial Manufacturing and Supply Agreement. If Licensor is Manufacturing using a CMO, then Licensor will use best efforts to negotiate for such CMO to provide sufficient Licensed Product to satisfy AffaMed’s requirements of Licensed Products for Phase III Clinical Trial(s) and Commercialization in the Territory. If, despite Licensor’s best efforts, such CMO is unable to provide sufficient supply of Licensed Product to satisfy AffaMed’s Phase III and Commercialization requirements in the Territory, then Licensor will complete a

Manufacturing Technology Transfer for Phase III Clinical Trial and Commercial supply of the Licensed Products to a CMO designated by AffaMed.
(c)
Arbitration for Failure to Agree. If the Parties cannot reach agreement and enter into a Manufacturing and Supply Agreement within the applicable period set forth in Section 6.1(a) (Clinical Supply) or Section 6.1(b) (Commercial Supply), then the final terms and conditions of such Manufacturing and Supply Agreement will be determined through binding arbitration as follows:
(i)
Each Party will (A) prepare a draft of such Manufacturing and Supply Agreement (which for the Clinical Manufacturing and Supply Agreement will be consistent with the terms set forth on Schedule 6.1(a)) to be used in such arbitration proceeding (each, a “Manufacturing Arbitration Draft”) and (B) submit its Manufacturing Arbitration Draft to the other Party. No later than [***] days after such submissions, the Parties will meet to determine whether they agree to enter into either Party’s Manufacturing Arbitration Draft or a modified version thereof as such Manufacturing and Supply Agreement.
(ii)
If the Parties are unable to agree within the [***] day period set forth in Section 6.1(c)(i), then each Party will select one independent, impartial, and conflicts-free individual to act as arbitrator and the two Party-selected arbitrators will select a third independent, impartial, and conflicts-free arbitrator no later than [***] days after their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, then the third arbitrator will be appointed by JAMS ADR.
(iii)
Within [***] days after the appointment of such JAMS arbitral tribunal, each Party will submit its Manufacturing Arbitration Draft to the arbitral tribunal. The arbitral tribunal will be instructed to select one of the Parties’ Manufacturing Arbitration Drafts within [***] days following the receipt of the latter of such Manufacturing Arbitration Drafts and to select the draft that it determines to contain the most fair, balanced and customary terms (in addition to reflecting the terms set forth on Schedule 6.1(a) for the Clinical Manufacturing and Supply Agreement). The arbitral tribunal will be limited to selecting only one or the other of the Manufacturing Arbitration Drafts submitted by the Parties. The selection by the arbitral tribunal of one Party’s Manufacturing Arbitration Draft will be binding and conclusive upon both Parties and their Affiliates, and such Manufacturing Arbitration Draft will be the applicable Manufacturing and Supply Agreement, and the Parties will execute the same.
(iv)
The (A) fees of the arbitrators and (B) costs and expenses of the arbitration will be borne by the Party whose Manufacturing Arbitration Draft is not selected by the arbitral tribunal.
(d)
Change of Manufacturer. If, during the Term, Licensor seeks to engage a new CMO to Manufacture or supply the Licensed Antibodies or Licensed Products for the Territory, then such new CMO must be reasonably acceptable to AffaMed (and such consent shall not be unreasonably withheld, conditioned, or delayed). If, during the Term, Licensor or its CMO seeks to initiate any changes with respect to the Manufacture of the Licensed Products that could reasonably be expected to affect the quality or performance of the Licensed Products as Manufactured by Licensor or its CMO, such changes must be reasonably acceptable to AffaMed (and such consent shall not be unreasonably withheld, conditioned or delayed).

6.2
Manufacturing by AffaMed. Following completion of the Manufacturing Technology Transfer for the Licensed Products pursuant to Section 2.6(b) (Manufacturing Technology Transfer), AffaMed will, by itself, by an Affiliate or through a designated CMO, have sole control over and decision making authority with respect to the Manufacture of the Licensed Products for Development and Commercial purposes in the Territory. For the avoidance of doubt, AffaMed’s indemnification obligation under Section 11.2(a) applies to Licensed Products Manufactured by AffaMed pursuant to the terms of this Section 6.2 (Manufacture by AffaMed).
Article 7

COMMERCIALIZATION
7.1
Commercialization Diligence Obligations. Following receipt of Regulatory Approval of the Licensed Product in the U.S., AffaMed will use Commercially Reasonable Efforts to Commercialize such Licensed Product in the U.S. Notwithstanding any provision to the contrary set forth in this Agreement, if Licensor terminates this Agreement in accordance with Section 13.3 (Termination for Breach or Insolvency) as a result of a breach of AffaMed’s diligence obligations under this Section 7.1 (Commercialization Diligence Obligations), then such termination will be Licensor’s sole and exclusive remedy with respect to such breach.
7.2
Commercialization Reports. At each JSC meeting for a Calendar Quarter during which either Party is performing, or having performed, Commercialization activities for any Licensed Product, such Party will provide a report to the other Party summarizing the Commercialization activities for the Licensed Products performed during the period since the preceding JSC meeting. Such reports and any additional information provided by a Party regarding Commercialization activities for the Licensed Products, in each case, will be the Confidential Information of the providing Party and subject to the terms of Article 12 (Confidentiality).
7.3
Diversion. Each Party agrees that it will not, and will ensure that its Affiliates and Sublicensees and subcontractors will not, either directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Products to any Third Party or to any address or Internet Protocol address or the like in the other Party’s territory, including via the Internet or mail order. Neither Party will engage, nor permit its Affiliates or Sublicensees to engage, in any advertising or promotional activities relating to any Licensed Products for use directed primarily to customers or other buyers or users of the Licensed Products located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory. If a Party or its Affiliates or Sublicensees receive any order for any Licensed Products from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, then such Party will immediately refer that order to such other Party and will not accept any such orders. Neither Party will, nor permit its Affiliates or Sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Products to Third Parties for use in the other Party’s territory except in accordance with a Global Development Plan, or except in connection with a Manufacturing Technology Transfer pursuant to Section 2.6(b) (Manufacturing Technology Transfer). Notwithstanding any provision to the contrary set forth in this Agreement, each Party will have the right to attend conferences and meetings of congresses in the other Party’s territory and to promote and market the Licensed Products to Third Party attendees at such conferences and meetings, subject to this Section 7.2 (Diversion). Each Party will have the right to engage key opinion leaders from outside its territory and to participate in education, advisory, and other activities relating to Licensed Products in the other Party’s territory.

Article 8

FINANCIALS
8.1
Upfront Payment. Within 30 Business Days after receipt of evidence that the Perfection Condition has been satisfied by Licensor, AffaMed will pay to Licensor a one-time, non-refundable, non-creditable payment in the amount of $9,000,000.
8.2
Development and Sales Milestone Payments.
(a)
Development Milestones. AffaMed will make the one-time non-refundable, non-creditable milestone payments set forth in Table 8.2(a) below (each such payment a “Development Milestone Payment”) upon the first achievement of the corresponding milestone event (each such event a “Development Milestone Event”) by AffaMed or its Affiliates or Sublicensees as set forth in this Section 8.2(a). AffaMed will notify Licensor in writing of the achievement of a Development Milestone Event by AffaMed or its Affiliates or Sublicensees promptly after the achievement thereof. Thereafter, Licensor will provide AffaMed with an invoice for the corresponding Development Milestone Payment, and AffaMed will pay to Licensor such Development Milestone Payment no later than [***] days after its receipt of an invoice for such Development Milestone Payment.

Table 8.2(a) - Development Milestones
No.	Development Milestone Event	Development Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]
11	[***]	[***]
12	[***]	[***]

Notwithstanding the foregoing, if Development Milestone Event 3 is achieved, but Development Milestone Payment 2 has not been paid, then both Development Milestone Payment 2 and Development Milestone Payment 3 will be due, and if Development Milestone Event 4 is achieved, but Development Milestone Payment 3 has not been paid, then both Development Milestone Payment 3 and Development Milestone Payment 4 will be due.

(b)
Sales Milestones. AffaMed will make the one-time, non-refundable, non-creditable milestone payments set forth in Table 8.2(b) below (each such payment a “Sales Milestone Payment”) upon the first achievement of the corresponding milestone event based on Net Sales of the Licensed Product in the Territory by AffaMed and its Affiliates and Sublicensees (each such event a “Sales Milestone Event”) as set forth in this Section 8.2(b). AffaMed will notify Licensor in writing of the achievement of a Sales Milestone Event by AffaMed or its Affiliates or Sublicensees promptly after the achievement thereof. Thereafter, Licensor will provide AffaMed with an invoice for the corresponding Sales Milestone Payment, and AffaMed will pay to Licensor such Sales Milestone Payment no later than [***] days after its receipt of an invoice for such Sales Milestone Payment.

Table 8.2(b) – Sales Milestones
No.	Sales Milestone Event	Sales Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]

8.3
Royalties.
(a)
Net Sales Royalty. During the Royalty Term for a Licensed Product in a country in the Territory, AffaMed will pay to Licensor royalties on annual Net Sales for the Licensed Products in the Territory at the royalty rates set forth below (the “Net Sales Royalty”):

Table 8.3(a) – Net Sales Royalties
Net Sales Royalty Trigger	Net Sales Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(b)
Royalty Payments for AffaMed’s Clinical Data. In accordance with Section 4.4 (Data Exchange and Use), during the Royalty Term for a Licensed Product in a country in the Licensor Territory, Licensor will pay to AffaMed royalties on annual Net Sales for the Licensed Products in the Licensor Territory at the royalty rates set forth below (the “Data Royalty”).
(i)
Early-Stage Trial Royalty. If Licensor exercised its right pursuant to Section 4.4 (Phase I and II Data in the Territory) to access AffaMed’s Phase I Clinical Trial or Phase II Clinical Trial data for a Licensed Product for use in the Licensor Territory, then Licensor will pay the Data Royalty set forth in Table 8.3(b)(i) below, on a country-by-country basis, where such data was used in Regulatory Material that resulted in a Regulatory Approval for the Licensed Product in the Licensor Territory:

Table 8.3(b)(i) – Early Stage
Data Royalty Trigger	Data Royalty Rate
[***]	[***]

Table 8.3(b)(i) – Early Stage
Data Royalty Trigger	Data Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]

(ii)
Late-Stage Trial Royalty. If Licensor exercised its right pursuant to Section 4.4(b) (Phase III and Post-Marketing Data in the Territory) to access AffaMed’s Phase III Clinical Trial or any Phase IV Clinical Trial or other post-marketing study or post-approval commitment for a Licensed Product for the Licensor Territory, then Licensor will pay the Data Royalty set forth in Table 8.3(b)(ii) below, on a country-by-country basis, where such data was used in Regulatory Material that resulted in Regulatory Approval for the Licensed Product in the Licensor Territory:

Table 8.3(b)(ii) – Late Stage
Data Royalty Trigger	Data Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

For the avoidance of doubt, if both Section 8.3(b)(i) and Section 8.3(b)(ii) apply in a given country in the Licensor Territory, then Licensor will only owe to AffaMed the Data Royalties set forth in Section 8.3(b)(ii).

(c)
Reports; Payment. The Net Sales Royalty or Data Royalty calculation will be delivered in writing by the applicable Party to the other Party within [***] days after the end of each Calendar Quarter, and will include the aggregate gross sales of the Licensed Product in the applicable territory during such Calendar Quarter by the applicable Party and its Affiliates and (Sub)licensees, the corresponding Net Sales of the Licensed Product in the applicable territory during such Calendar Quarter by the applicable Party and its Affiliates and (Sub)licensees, the aggregate amount of Net Sales in the current Calendar Year by the applicable Party and its Affiliates and (Sub)licensees, and the amount of the Net Sales Royalty or Data Royalty payment, as applicable, payable by the applicable Party with respect to such Net Sales (each, a “Net Sales Statement”). The Party receiving the Net Sales Statement will invoice the other Party within [***] days after receipt of the Net Sales Statement. Parties will pay all invoices within [***] days from receipt of such invoice. All payments under this Agreement will be payable, in full, in U.S. dollars, regardless of the country(ies) in which such sales are made. For purposes of computing the royalty of any Licensed Product that is sold in a currency other than United States dollars, such currency will be converted into United States dollars at the median of the buying rate and the selling rate of exchange reported by the Wall Street Journal on the last day for the month in which such sales were recorded.
(d)
Reductions of Net Sales Royalty. Notwithstanding the foregoing:
(i)
Royalty Reduction upon Expiration of Valid Claims. If, on a country-by-country and Licensed Product-by-Licensed Product basis, pursuant to Section 8.3(a) (Net Sales Royalty), any Net Sales Royalties are payable on Net Sales of a

Licensed Product attributable to any country in the Territory where there is no Licensor Patent Right containing a Valid Claim covering such Licensed Product in such country (i.e., Net Sales Royalties are payable on Net Sales of a Licensed Product in a country on the basis of clauses (b) or (c) in the definition of Royalty Term), then, except as otherwise set forth in this Section 8.3(d) (Reductions), the royalty rates applicable to those Net Sales of such Licensed Product for such country will be reduced by [***] from those set forth in Section 8.3(a) (Net Sales Royalty).
(ii)
Reduction for Biosimilar Launch in the Territory. On a country-by-country and Licensed Product-by-Licensed Product basis in the Territory, upon first sale of a Biosimilar Product with respect to a Licensed Product in a country in the Territory, the Net Sales Royalty payable to Licensor for Net Sales of Licensed Products in the applicable country will be reduced by [***].
(iii)
Reduction for Blocking IP. With respect to any Third Party License pursuant to which AffaMed is granted rights under any Blocking IP to Exploit the Licensed Products in a country or jurisdiction in the Territory, AffaMed will be entitled to deduct from any (A) Net Sales Royalties payable hereunder with respect to that country or other jurisdiction [***] of any amounts paid to such Third Party under such Third Party License to the extent attributable to such country or region and (B) milestone payments payable hereunder with respect to that country or other jurisdiction, [***] of any upfront or milestones paid to such Third Party under such Third Party License.
(iv)
Royalty Floor. In no event will the Net Sales Royalties otherwise due to Licensor for the Licensed Products in a Calendar Quarter during the Royalty Term be reduced by more than [***] of the amount that would otherwise be due in such Calendar Quarter for the Licensed Products but for the reductions set forth in Section 8.3(d)(iii) (Reduction for Blocking IP). However, if AffaMed is unable to fully offset against Net Sales Royalties any reductions and deductions permitted under this Section 8.3(d) (Reductions) due to the operation of the foregoing floor, then AffaMed may carry forward any such amounts to reduce subsequent royalty payments in future periods.
8.4
Reduction of Data Royalty for Biosimilar Launch. On a country-by-country and Licensed Product-by-Licensed Product basis in the Licensor Territory, upon first sale of a Biosimilar Product with respect to a Licensed Product in a country in the Licensor Territory, the Data Royalty payable to AffaMed for Net Sales of Licensed Products in the applicable country will be reduced by [***].
8.5
Books and Records; Audit Rights.
(a)
Each Party will have the right to engage, at its own cost and expense, subject to this Section 8.4 (Books and Records; Audit Rights), an independent nationally recognized public accounting firm in the United States chosen by such Party and reasonably acceptable to the audited Party (which accounting firm will not be the external auditor of the auditing Party, will not have been hired or paid on a contingency basis, and will have experience auditing biotech or pharmaceutical companies) (a “CPA Firm”) to conduct an audit of the audited Party for the purposes of confirming the audited Party’s compliance with the payment provisions of this Agreement.

(b)
The CPA Firm will be given access to and will be permitted to examine such books and records of the audited Party as it will reasonably request, upon [***] days’ prior written notice having been given by the auditing Party, during regular business hours, for the sole purpose of determining compliance with the payment provisions of this Agreement. Prior to any such examination taking place, the CPA Firm will enter into a confidentiality agreement reasonably acceptable to the audited Party and will not include in its report or otherwise disclose to the auditing Party or any Third Party any information labeled by the audited Party as being confidential customer information regarding pricing or other competitively sensitive proprietary information.
(c)
Licensor and AffaMed will be entitled to receive a full written report of the CPA Firm with respect to its findings and the auditing Party will provide, without condition or qualification, the audited Party with a copy of the report, or other summary of findings, prepared by such CPA Firm promptly following the auditing Party’s receipt of same. In the event of any dispute between Licensor and AffaMed regarding the findings of any such inspection or audit, the Parties will initially attempt in good faith to resolve the dispute amicably between themselves, and if the Parties are unable to resolve such dispute within [***] days after delivery to both Parties of the CPA Firm’s report, each Party will select an internationally recognized independent certified public accounting firm (other than the CPA Firm), and the two firms chosen by the Parties will choose a third internationally recognized independent certified public accounting firm which will resolve the dispute, and such accounting firm’s determination will be binding on both Parties, absent manifest error by such accounting firm.
(d)
Within [***] days after completion of the CPA Firm’s audit, the audited Party will pay to the auditing Party any deficiency in the payment amount determined by the CPA Firm. If the report of the CPA Firm shows that the audited Party overpaid, then the audited Party will be entitled to off-set such overpayment against any payments then owed to the auditing Party hereunder. If no payments are then owed to the auditing Party, then the auditing Party will remit such overpayment to the audited Party. If the report of the CPA Firm shows a discrepancy between the amount of the royalty to which the auditing Party is entitled and the amounts actually paid hereunder by the audited Party, then in addition to the payment of the shortfall in the payment amounts due hereunder, if such discrepancy exceeds [***] of the audited amount, then the fees and expenses of the CPA Firm in performing such audit will be paid by the audited Party.
(e)
The auditing Party’s exercise of its audit rights under this Section 8.4 (Books and Records; Audit Rights) may not (i) be conducted for any Calendar Quarter more than three years after the end of such Calendar Quarter to which such books and records pertain, (ii) be conducted more than [***] in any [***] period (unless a previous audit during such [***] period revealed a material underpayment with respect to such period), or (iii) be repeated for any Calendar [***].
8.6
Taxes.
(a)
Taxes on Income. Except as set forth in this Section 8.6 (Taxes), each Party will be solely responsible for the payment of any and all taxes levied on account of all payments it receives under this Agreement.
(b)
Tax Withholding. If applicable laws require the withholding of taxes, then AffaMed will make such withholding payments in a timely manner and will subtract the amount thereof from the payments to Licensor. AffaMed will promptly (as available) submit to Licensor appropriate proof of payment of the withheld taxes as well as the official receipts within a reasonable period of time. AffaMed will provide Licensor reasonable assistance in order to allow Licensor to obtain the benefit of any present or future treaty against double taxation or refund or reduction in taxes that may apply to the payments under this Agreement. Without limiting the generality of the foregoing, if Licensor is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding taxes, then it may deliver to AffaMed or the appropriate governmental authority in the Territory the prescribed forms necessary to reduce the applicable rate of withholding or to relieve AffaMed of its obligation to withhold taxes. In such case, AffaMed will apply the reduced rate of withholding, or not withhold, as the case may be, provided that AffaMed is in receipt of evidence, in a form reasonably satisfactory to AffaMed (e.g., Licensor’s delivery of all applicable documentation) prior to the time that the applicable payments are due.
(c)
Tax Cooperation. Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, VAT, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or VAT.
(d)
VAT. The Parties agree to cooperate with one another and use reasonable efforts to ensure that any value added tax or similar payment (“VAT”) does not represent an unnecessary cost in respect of payments made under this Agreement. If any VAT is owing in any jurisdiction with respect to any such payment, then AffaMed will pay such VAT and, such payment will be made after deduction of such VAT that is due specifically in relation to such payment to Licensor under this Agreement. In the event that any deducted VAT is later recovered by AffaMed or its Affiliates, AffaMed will promptly reimburse Licensor for the deducted amount. In the event that any VAT is owing in any jurisdiction in respect of any such payment, Licensor will provide to AffaMed tax invoices showing the correct amount of VAT in respect of such payments hereunder.
8.7
Late Payments. Any payments or portions thereof due hereunder that are not paid on the date such payments are due under this Agreement will bear interest at a rate equal to the lesser of: (a) [***] in which such payments are overdue; or (b) the maximum rate permitted by applicable law; in each case, calculated on the number of days such payment is delinquent, compounded monthly.
8.8
No Other Compensation. Other than as explicitly set forth (and as applicable) in this Agreement, neither AffaMed nor any of its Affiliates will be obligated to pay any additional fees, milestone payments, royalties, or other payments of any kind to or on behalf of Licensor or any of its Affiliates under this Agreement.
8.9
Other Amounts Payable. With respect to any amounts owed under this Agreement by a Party to the other Party for which no other invoicing and payment procedure is specified in this Agreement, the payee Party will provide an invoice, together with reasonable supporting documentation, to the paying Party for such amounts owed. The paying Party will pay any undisputed amounts within [***] days after receipt of the invoice, and will pay any disputed amounts owed by the paying Party no later than [***]days after resolution of the dispute.
Article 9

INTELLECTUAL PROPERTY
9.1
Ownership.
(a)
Background Technology.

(i)
As between the Parties, Licensor will retain all rights, title, and interests in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Licensor or any of its Affiliates during the Term outside of the scope of this Agreement, and (b) AffaMed will retain all rights, title, and interests in and to any Patent Rights, Know-How, and other intellectual property rights owned or Controlled by AffaMed or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of AffaMed or any of its Affiliates during the Term outside of the scope of this Agreement.
(ii)
Licensor has entered into an assignment agreement with Jiangsu Aosaikang Pharmaceutical Co Ltd. under which Jiangsu Aosaikang Pharmaceutical Co Ltd. has assigned all right, title, and interest it had in and to any Licensor Patent Rights in the Territory to Licensor (the “IP Assignment Agreement”). For clarity, Jiangsu Aosaikang Pharmaceutical Co Ltd. did not and does not have any right, title, or interest in and to U.S. patent application numbers [***] and Licensor is the sole owner of such patent applications. Licensor will, at its sole cost and expense, take all actions necessary to perfect its sole ownership of the Licensor Patent Rights assigned under the IP Assignment Agreement, including recording the IP Assignment Agreement with any applicable government authorities where Licensor Patent Rights currently exist (the “Perfection Condition”).
(iii)
Licensor will, at its sole cost and expense, promptly take all actions necessary to perfect its sole ownership of U.S. patent application numbers [***], including recording inventor assignment agreements with any applicable government authorities.
(b)
Arising Technology. Subject to the licenses granted in Article 2 (Licenses), each Party will exclusively retain all right, title and interest in and to, and ownership of, all Know-How, Patent Rights and other intellectual property developed or invented solely by or on behalf of such Party (or its Affiliates or its or their Sublicensees) in the course of performance of activities under this Agreement. Subject to the licenses and other rights granted herein, as between the Parties, each Party will own an equal, undivided interest in any and all Joint Know-How and Joint Patent Rights generated in performance of activities under this Agreement. Inventorship and ownership rights in Patent Rights and other Know-How invented or developed after the Effective Date under this Agreement will be determined under the intellectual property laws of the United States (regardless of where such Know-How or intellectual property was created, conceived, discovered, developed or reduced to practice).
(c)
Disclosure. Each Party will promptly disclose to the other Party all invention disclosures or other similar documents relating to Know-How (i) developed or invented by or on behalf of such Party hereunder during the Term and (ii) that is necessary or reasonably useful to Exploit Licensed Products in the other Party’s territory, and all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, agents or independent contractors relating to such Know-How, and will also respond promptly to reasonable requests from the other Party for additional information relating to such disclosures, documents or applications.
(d)
CREATE Act. Notwithstanding any provision to the contrary set forth in this Agreement, neither Party may invoke this Agreement as a “joint research agreement” pursuant to the

Cooperative Research and Technology Enhancement Act, 35 U.S.C. § 102(c) without the prior written consent of the other Party.
9.2
Prosecution, Maintenance, and Enforcement of Licensor Technology.
(a)
Licensor Technology. From and after the Effective Date, AffaMed will have the right to control the preparation of, filing for, and prosecution and maintenance of (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) the Licensor Patent Rights, at AffaMed’s cost and expense, as well as filing for any patent term extensions or similar protections in the Territory, subject to Section 9.6 (Patent Right Extensions; Regulatory Exclusivity).
(b)
Notice and Comment; Step-In. AffaMed will provide Licensor copies of and a reasonable opportunity to review and comment upon the text of the applications relating to the Licensor Patent Rights. AffaMed will reasonably consider any comments from Licensor in good faith and will reasonably incorporate such comments where appropriate. AffaMed will provide Licensor with a copy of each application for a Licensor Patent Right as filed, together with notice of its filing date and application number. AffaMed will keep Licensor advised of the status of all material communications, actual and prospective filings or submissions regarding Licensor Patent Rights, and will give Licensor copies of and a reasonable opportunity to review and comment on any such communications, filings, and submissions proposed to be sent to any patent office or judicial body. AffaMed will reasonably consider in good faith Licensor’s comments on the communications, filings, and submission for the Licensor Patent Rights and if reasonable, include such comments in any response to a patent office or judicial body. Licensor will provide AffaMed any cooperation or assistance reasonably requested by AffaMed in connection with such filing, prosecution and maintenance (including defending or prosecuting office actions, prosecutions or interferences). If AffaMed declines to file for, prosecute or maintain (including defending or prosecuting office actions, prosecutions or interferences) any Licensor Patent Right, then it will give Licensor reasonable notice thereof and thereafter, Licensor may, upon written notice to AffaMed and at Licensor’s sole cost, control the filing for, prosecution and maintenance of such Licensor Patent Right thereafter in accordance with this Section 9.2(a) (Licensor Technology), mutatis mutandis.
(c)
Transfer of Files. No later than [***] days after the Effective Date, Licensor will (i) provide AffaMed, at no charge, with copies of all documents (including file histories and then current dockets) for the applicable Licensor Patent Rights that are in the file maintained by Licensor’s in-house or outside patent counsel for such Licensor Patent Rights or otherwise available to Licensor, including any communications, filings, and drafts as well as written notice of any pending deadlines or communications for such Licensor Patent Rights (provided, however, that Licensor will provide notice of pending deadlines as promptly as possible after the Effective Date so as to ensure adequate time and coordination with respect to such deadlines), and (ii) execute and deliver any legal papers reasonably requested by AffaMed to effectuate transfer of control of the filing, prosecution and maintenance of the Licensor Patent Rights (excluding papers that transfer any right, title or interest in or to the Licensor Patent Rights other than such control). In the event Licensor assumes control of the preparation of, filing for, and prosecution and maintenance (including the defense of any oppositions, interferences, reissue proceedings, re-examinations and other post-grant proceedings originating in a patent office) with respect to any Licensor Patent Rights pursuant to Section 9.2(a) (Licensor Technology), then AffaMed will (A) provide Licensor with copies of any relevant communications, filings, drafts and documents not previously provided to Licensor as well as written notice of any pending deadlines or communications applicable thereto, and (B) execute and deliver any legal papers reasonably requested by Licensor to effectuate transfer of control of the filing, prosecution and maintenance of such Licensor Patent Rights (including papers that transfer any rights, title, or interests in or to the Licensor Patent Rights to Licensor).
(d)
Cooperation. Each Party will reasonably cooperate with the other Party in the filing, prosecution, defense, and maintenance of the Licensor Patent Rights. Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review applications and other filings, and requiring inventors, subcontractors, employees, and consultants and agents of such Party and any of its Affiliates, and for the prosecuting Party and any of its Affiliates and Sublicensees (with respect to AffaMed), to execute all documents, as reasonable and appropriate so as to enable the prosecution and maintenance of any such Licensor Patent Rights.
9.3
Defense and Settlement of Third Party Claims.
(a)
Notice. Each Party will give the other Party prompt written notice of any allegation by any Third Party that a Patent Right or other right owned or controlled by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product.
(b)
AffaMed’s Territory. From and after the Effective Date, if a Third Party asserts that a Patent Right or other right owned by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product in the Field in the Territory, then AffaMed will have the sole right to defend against any such assertions at AffaMed’s sole cost or elect to settle such claims (except as set forth below). Licensor or any of its Affiliates will assist AffaMed and cooperate in any such litigation at Licensor’s request. Licensor may join any defense pursuant to this Section 9.3(b) (AffaMed’s Territory), with its own counsel, at its sole cost and expense. AffaMed or any of its Affiliates may settle or consent to the entry of any judgment in any enforcement action hereunder without Licensor’s prior consent; provided, that AffaMed provides a reasonable opportunity for Licensor to review and comment on such proposed settlement or consent judgment, which comments will be considered in good faith. Notwithstanding the foregoing, AffaMed may not enter any settlement or consent judgment that imposes any liability or obligation on Licensor or any of its Affiliates without the prior written consent of Licensor (such consent not to be unreasonably withheld, conditioned, or delayed).
(c)
Licensor’s Territory. From and after the Effective Date, if a Third Party asserts that a Patent Right or other right owned by it is infringed by the Exploitation of any Licensed Antibody or Licensed Product in the Field in the Licensor Territory, then Licensor will have the sole right to defend against any such assertions at Licensor’s sole cost or elect to settle such claims (except as set forth below). AffaMed or any of its Affiliates will assist Licensor and cooperate in any such litigation at AffaMed’s request. AffaMed may join any defense pursuant to this Section 9.3(c) (Licensor’s Territory), with its own counsel, at its sole cost and expense. Licensor or any of its Affiliates may not settle or consent to the entry of any judgment in any enforcement action hereunder without AffaMed’s prior consent (such consent not to be unreasonably withheld, conditioned or delayed).
9.4
Enforcement.
(a)
Enforcement and Cooperation. If (i) Licensor or AffaMed becomes aware of any actual or suspected infringement of any Licensor Patent Right, or (ii) any such Licensor Patent Right is challenged in any action or proceeding (other than any interferences, oppositions, reissue proceedings or re-examinations, which are addressed in Section 9.2(a) (Licensor Technology)), then such Party will notify the other Party promptly, and following such notification, the Parties will confer. AffaMed will have the first right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and entirely under its own direction and control, or settle any such action or proceeding by sublicense (including, at AffaMed’s sole discretion, granting a sublicense, covenant not to sue or other right with respect to an Antibody or product (including a Biosimilar Product) in the Field in the Territory). In the event AffaMed fails to defend such action, abate such infringement, or file an action to abate such infringement in the Territory within [***] days after a written request from the Licensor to do so, or if AffaMed discontinues the prosecution of any such action after filing without abating such infringement, then Licensor will have the second right, but will not be obligated, to defend any such action or proceeding in the Territory or bring an infringement action with respect to such infringement in the Territory at its own expense, in its own name and under its own direction and control. Regardless of which Party exercises its right this Section 9.4(a) (Enforcement and Cooperation), the other Party and its Affiliates will reasonably assist such enforcing Party in any action or proceeding being defended or prosecuted if so requested, and will agree to be named in or join such action or proceeding if requested by such enforcing Party. If the other Party elects to be represented by legal counsel, then the enforcing Party will bear all of such Party’s related and reasonable legal costs and expenses if the other Party is required to be named in or joined in such action or proceeding or is joined in such action or proceeding at the enforcing Party’s request.
(b)
Damages. If either Party exercises the rights conferred in this Section 9.4 (Enforcement) and recovers any damages, payments, or other sums in such action or proceeding or in settlement thereof, then such damages or other sums recovered will first be applied to all out-of-pocket costs and expenses incurred by such enforcing Party in connection therewith (including attorney’s fees). If such recovery is insufficient to cover all such costs and expenses of both Parties, then the enforcing Party’s costs will be paid in full first before any of the other Party’s costs. If after such reimbursement any funds will remain from such damages or other sums recovered, such funds will be treated as Net Sales of AffaMed in the Territory.
9.5
Trademarks. The Parties may develop and adopt certain distinctive colors, logos, images, symbols, and trademarks to be used in connection with the Commercialization of the Licensed Products on a global basis (such branding elements, collectively, the “Global Brand Elements”). Each Party will have the right to brand the Licensed Products in its respective territory using trademarks, logos, and trade names that it determines appropriate, which may vary by region or within a region, and that are consistent with the Global Brand Elements (the “Product Marks”). Each Party will solely own all right, title and interest in and to any Product Marks adopted for use with the Licensed Products in its respective territory, and will be responsible for the registration, filing, maintenance, and enforcement thereof.
9.6
Patent Right Extensions; Regulatory Exclusivity.
(a)
Patent Right Term Extension. If elections with respect to obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory with respect to any Licensed Product becomes available, upon Regulatory Approval or otherwise, AffaMed will have the sole right to file for patent term extension or supplemental protection certificates or their equivalents and to determine which issued patent to extend. Licensor and any of its Affiliates will reasonably cooperate with AffaMed so as to enable AffaMed to exercise its rights under this Section 9.6(a) (Patent Right Term Extension). Such cooperation includes promptly executing all documents, requiring inventors to be available to discuss and review any filings, and requiring inventors, subcontractors, employees, consultants and agents of Licensor or any of its Affiliates to execute all documents, as reasonable and appropriate so as to enable AffaMed to exercise its rights under this Section 9.6(a) (Patent Right Term Extension).
(b)
Regulatory Exclusivity. With respect to Regulatory Exclusivity periods (such as orphan drug exclusivity and any available pediatric extensions), AffaMed will have the sole right to seek and maintain all such Regulatory Exclusivity periods that may be available for the Licensed Products in the Field in the Territory.

Article 10

REPRESENTATIONS, WARRANTIES AND COVENANTS
10.1
Mutual Representations, Warranties, and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date, and covenants, as applicable, as a material inducement for such other Party’s entry into this Agreement, as follows:
(a)
Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
(b)
Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder (including granting licenses and rights); (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)
No Conflict. It is not a party to and will not enter into any agreement that would prevent it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)
Consents. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.
(e)
Bankruptcy; Insolvency. It and its Affiliates are not subject to any action or petition, pending or otherwise, for bankruptcy or insolvency in any state, country, or other jurisdiction, and it is not aware of any facts or circumstances that could result in such Party or any of its Affiliates becoming or being declared insolvent, bankrupt, or otherwise incapable of meeting its obligations under this Agreement as they become due in the ordinary course of business.
10.2
Additional Representations and Warranties of Licensor. Except as may be qualified by the disclosures set forth in the applicable schedules set forth below, Licensor represents and warrants to AffaMed as of the Effective Date, as applicable, as follows:
(a)
No Conflicts. Neither Licensor nor any of its Affiliates has entered into any agreement (other than agreements with subcontractors) granting any right, interest, or claim in or to,

any Licensor Technology to any Third Party that would conflict with the licenses and other rights granted to AffaMed under this Agreement. The Licensor Technology constitutes all intellectual property rights owned, Controlled, or otherwise held for use by Licensor and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Antibodies or Licensed Products in the Field in the Territory.
(b)
Ownership. All Licensor Technology existing as of the Effective Date is exclusively owned by Licensor or any of its Affiliates, and is free and clear of any (i) liens, charges, security interests, and encumbrances or licenses, including claims by any governmental authority or academic or non-profit institution, and (ii) claims or covenants that would conflict with or limit the scope of any of the rights or licenses granted to AffaMed hereunder, or would give rise to any Third Party claims for payment against AffaMed or any of its Affiliates.
(c)
No Notice of Infringement or Misappropriation. Neither Licensor nor its Affiliates have received any written notice or threat in writing from any Third Party asserting or alleging that any Exploitation of the Licensor Technology, Licensed Products, or Licensed Antibodies prior to the Effective Date infringed, misappropriated, or otherwise violated any intellectual property rights of such Third Party. To the best of Licensor’s knowledge, the conception, development, and reduction to practice of any of the Licensor Technology has not constituted or involved the misappropriation of trade secrets or other rights or property of any Third Party. Additionally, to the best of Licensor’s knowledge, there is no unauthorized use, infringement, or misappropriation of any Licensor Technology by any Third Party.
(d)
Licensor Patent Rights. Schedule 1.63 sets forth a complete and accurate list all Licensor Patent Rights as of the Effective Date. All Licensor Patent Rights existing as of the Effective Date have been and are being diligently prosecuted in the respective patent offices in the Territory in accordance with applicable law, have been and are being filed and maintained properly and all applicable fees have been paid on or before the due date for payment, and to the knowledge of Licensor, are not invalid or unenforceable, in whole or in part. There are no oppositions, nullity actions, interferences, inter partes reexaminations, inter partes reviews, post‑grant reviews, derivation proceedings, or other proceedings pending or threatened in writing (but excluding office actions or similar communications issued by the United States Patent Right and Trademark Office or any analogous foreign governmental authority). The inventorship of each Licensor Patent Right is properly identified on each patent and patent application, and to the best of Licensor’s knowledge there are not any disputes with respect to inventorship of any Licensor Patent Right. All Licensor Patent Rights have been duly and properly filed and maintained and the inventors thereof and to the best of Licensor’s knowledge the parties prosecuting such applications have complied in all material respects with their duty of candor and disclosure to the U.S. Patent Right and Trademark Office and other foreign patent offices in connection with such applications. The Licensor Patent Rights represent all Patent Rights owned, Controlled, or held for use by Licensor and any of its Affiliates that are necessary or reasonably useful for the Exploitation of the Licensed Antibodies or Licensed Products in the Territory.
(e)
Third Party Agreements. Neither Licensor nor any of its Affiliates have entered into any agreement with any Third Party pursuant to which Licensor Controls or grants any intellectual property rights with respect to the Licensor Technology or Licensed Antibodies for the Territory.
(f)
Licensed Antibodies. Licensor has disclosed to AffaMed all Antibodies that Licensor or any of its Affiliates owns or in-licenses, as of the Effective Date, that relate to the Licensed Antibodies including Backup Molecules.
(g)
Licensor Assignment. With respect to any Licensor Technology owned by Licensor, (i) Licensor and its Affiliates have obtained from all employees and independent contractors who participated in the invention or authorship thereof, assignments of all ownership rights of such employees and independent contractors in such Licensor Technology, either as described in written agreement or by operation of law; (ii) all of its employees, officers, contractors, and consultants have executed agreements or have existing obligations under applicable law requiring assignment to Licensor or its Affiliates, as applicable, of all rights, title, and interests in and to inventions made during the course of and as the result of this Agreement; and (iii) no officer or employee of Licensor or its Affiliates is subject to any agreement with any other Third Party that requires such officer or employee to assign any interest in any Licensor Technology to any Third Party.
(h)
All Material Information Furnished. Licensor has provided AffaMed with the opportunity to review all written material information or data in Licensor’s possession relating to the subject matter of this Agreement and such written material information or data is true, correct and complete in all material respects. Licensor has not intentionally concealed from AffaMed any such material information or data and has not withheld any material information related to the Licensor Technology, Licensed Antibodies, or Licensed Products, in each case, that was requested by AffaMed in writing.
(i)
Government Funding. No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Licensor Technology. No Person who was involved in, or who contributed to, the creation or development of any Licensor Patent Right has performed services for the government, university, college, or other educational institution or research center in a manner that would affect Licensor’s rights in the Licensor Technology.
(j)
Conduct of Research and Development. Licensor and its Affiliates have conducted, and their respective contractors and consultants have conducted prior to the Effective Date, the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products in compliance with all applicable laws, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over such Exploitation. Licensor possesses all permits, licenses, and other authorizations required to be held or maintained for the Manufacture of the Licensed Antibodies and Licensed Products as of the Effective Date. Licensor and its Affiliates did not use in any capacity in connection with the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products any Person that had been debarred as described in Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.
(k)
Confidentiality of Trade Secrets. Licensor and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality, and value of all Licensor Know-How that constitutes trade secrets under applicable law (including requiring all employees, consultants, and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants, and independent contractors to maintain the confidentiality of such Know-How), and such Know-How has not been used, disclosed to, or discovered by any Third

Party except as described in confidentiality agreements and, to Licensor’s knowledge, there has not been a breach by any party to such confidentiality agreements.
10.3
Covenants of Licensor. Licensor covenants to AffaMed that, during the Term:
(a)
Licensor will not, and will cause its Affiliates not to (a) license, sell, assign, or otherwise transfer to any Person, or otherwise encumber, the Licensor Technology or (b) incur or permit to exist, with respect to the Licensor Technology, any lien, encumbrance, charge, security interest, mortgage, liability, grant of license to Third Parties, or other restriction (including in connection with any indebtedness), in each case ((a) and (b)), in a manner that conflicts with, or limits the scope of, any of the rights or licenses granted to AffaMed hereunder;
(b)
Neither Licensor nor any of its Affiliates will effect any corporate restructuring or enter into any new agreement with or otherwise obligate itself to any Third Party, or amend an existing agreement with a Third Party, in each case, in a manner that conflicts with or otherwise adversely affects the rights and licenses (or sublicenses, as the case may be) granted to AffaMed hereunder;
(c)
Licensor and its Affiliates will not, to their respective knowledge, misappropriate the trade secrets or other rights or property of any Third Party in the conception, development, and reduction to practice of any Licensor Technology;
(d)
Licensor will promptly inform AffaMed if it at any time becomes aware that any Licensed Antibody, Licensed Product, or Licensor Technology, infringes, misappropriates, or otherwise violates any intellectual property of any Third Party;
(e)
Licensor will not assign, transfer, convey, or grant any license or other rights under its interest in the Joint Technology that would conflict with or limit the scope of the licenses granted to AffaMed hereunder; and
(f)
Licensor will, upon obtaining knowledge of any non-compliance with any applicable laws, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over Exploitation of the Licensed Products or Licensed Antibodies, take all corrective action possible to remedy such non-compliance.

10.4
Compliance by AffaMed. AffaMed and its Affiliates will not use in any capacity in connection with the Exploitation of the Licensor Technology, Licensed Antibodies, or Licensed Products any Person that had been debarred as described in Section 306 of the FD&C Act, as amended, or that was the subject of a conviction described in such section.
10.5
NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY PATENTS, KNOW‑HOW, MATERIALS, COMPOUND, PRODUCT, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE EXPLOITATION OF ANY COMPOUND OR PRODUCT AS DESCRIBED IN THIS AGREEMENT WILL BE SUCCESSFUL.

Article 11

INDEMNIFICATION
11.1
Indemnification by Licensor. Subject to the remainder of this Article 11 (Indemnification), Licensor will defend, indemnify, and hold AffaMed, its Affiliates, and its and their respective officers, directors, employees, and agents (the “AffaMed Indemnitees”) harmless from and against any and all liabilities, losses, costs, damages, fees, taxes, expenses or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such AffaMed Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by or on behalf of such Third Party against such AffaMed Indemnitees that arise from or are based on: (a) the Exploitation of Licensed Antibodies or Licensed Products by or on behalf of Licensor or any of its Affiliates or any Third Party; (b) a breach of any of Licensor’s representations, warranties, or obligations under this Agreement; or (c) the willful misconduct or grossly negligent acts by or on behalf of Licensor or any of its Affiliates; excluding, in each case ((a), (b), and (c)), any damages or other amounts for which AffaMed has an obligation to indemnify any Licensor Indemnitee pursuant to Section 11.2 (Indemnification by AffaMed).
11.2
Indemnification by AffaMed. Subject to the remainder of this Article 11 (Indemnification), AffaMed will defend, indemnify, and hold Licensor, its Affiliates, and each of their respective officers, directors, employees, and agents (the “Licensor Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Licensor Indemnitees, all to the extent resulting from any claims, suits, proceedings, or causes of action brought by such Third Party against such Licensor Indemnitees that arise from or are based on: (a) the Exploitation of Licensed Antibodies or Licensed Products by or on behalf of AffaMed or any of its Affiliates in the Territory during the Term; (b) a breach of any of AffaMed’s representations, warranties, or obligations under this Agreement; or (c) the willful misconduct or grossly negligent acts by or on behalf of AffaMed or any of its Affiliates; excluding, in each case ((a), (b), and (c)), any damages or other amounts for which Licensor has an obligation to indemnify any AffaMed Indemnitee pursuant to Section 11.1 (Indemnification by Licensor).
11.3
Indemnification Procedures. The Party claiming indemnity under this Article 11 (Indemnification) (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of the claim, suit, proceeding or cause of action for which indemnity is being sought (“Claim”). The Indemnifying Party’s obligation to defend, indemnify, and hold harmless pursuant to Section 11.1 (Indemnification by Licensor) or Section 11.2 (Indemnification by AffaMed), as applicable, will be reduced to the extent the Indemnified Party’s delay in providing notification pursuant to the previous sentence results in actual prejudice to the Indemnifying Party; provided, however, that the failure by an Indemnified Party to give such notice or otherwise meet its obligations under this Section 11.3 (Indemnification Procedures) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement. At its option, the Indemnifying Party may assume the defense and have exclusive control, at its own expense, of any Claim for which indemnity is being sought by giving written notice to the Indemnified Party within [***] days after receipt of the notice of the Claim. The assumption of defense of the Claim will not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Claim, nor will it constitute waiver by the Indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party will have the right to assume and conduct the defense of the Claim with counsel of its choice. The

Indemnifying Party will not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld. The Indemnified Party will not settle any such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, then (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnified Party reserves any right it may have under this Article 11 (Indemnification) to obtain indemnification from the Indemnified Party.
11.4
Limitation of Liability. NEITHER PARTY WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT, OR THE EXERCISE OF ITS RIGHTS OR THE PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, OR ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, OR ANY LOST PROFITS, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT FOR DAMAGES THAT ARISE AS A RESULT OF (A) A PARTY’S FRAUD, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT, OR (B) A BREACH OF SECTION 2.7 (RIGHT OF FIRST NEGOTIATION) OR Article 12 (CONFIDENTIALITY). NOTHING IN THIS SECTION 11.4 (LIMITATION OF LIABILITY) IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.
11.5
Insurance. During the Term, each Party will obtain and maintain, at its individual sole expense, the following minimum required insurance, and each such insurance policy will name the other Party as an additional insured: comprehensive general liability insurance and clinical trials insurance. Any combination of Primary and Excess/Umbrella policies may be utilized to maintain the required limit structure. Each Party is required to obtain and maintain clinical trial insurance only for those trials they are sponsoring. Each Party will also maintain any mandatory insurance, including workers compensation coverage, in accordance with all applicable laws and regulations. Commercial insurance will be obtained from reputable and financially secure insurance carriers having a minimum A.M. Best rating (or equivalent) of A-. Each Party will ensure continuity of coverage for claims, which may be presented during the six year period following the expiration or termination of this Agreement. Each Party will furnish to the other Party, on request, certificates of insurance evidencing the minimum required insurance, including notice of cancellation to be provided in accordance with the terms of the insurance policies. Such insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification).
Article 12

CONFIDENTIALITY
12.1
Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, during the Term and for [***] years thereafter, the Parties agree that the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement (a) the terms of this Agreement or (b) any information and materials furnished to it by or on behalf of the other Party or any of its Affiliates or generated pursuant to this Agreement (collectively, “Confidential Information”). Confidential Information of a Party or any of its Affiliates will include all information and materials disclosed by such Party or any of its Affiliates or their respective designees that (i) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (ii) by its nature can reasonably be expected to be considered Confidential Information by the recipient. The terms of this Agreement will be deemed to be the Confidential Information of both Parties. The receiving Party will keep the Confidential Information of the Disclosing Party confidential using at least the same degree of care with which the receiving Party holds its own confidential information (but in no event less than a reasonable degree of care). For any Confidential Information that constitutes trade secrets of either Party, the foregoing non-disclosure obligations will continue for as long as such Confidential Information remains trade secrets. Neither Party may attempt to reverse engineer or perform reverse engineering on any trade secret or technology of the other Party licensed hereunder for any purpose other than to perform activities under this Agreement. Neither Party may remove any label setting forth that such information is Confidential Information or alter such label. Both Parties agree to mark all Licensed Products with the appropriate patent numbers to the extent the applicable Party does so for its other products on a country-by-country basis or as required by the Applicable Law of a country in which a Licensed Product is sold.
12.2
Exceptions. Information of a disclosing Party will not be Confidential Information of such disclosing Party to the extent that the receiving Party can demonstrate through competent evidence that such information: (A) was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure, (B) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party, (C) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement, (D) was independently developed by the receiving Party as demonstrated by written documentation prepared contemporaneously with such independent development; or (E) was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
12.3
Authorized Disclosure.
(a)
Permitted Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (i) under appropriate confidentiality provisions substantially equivalent to those in this Agreement (but of shorter duration, if customary): (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including the right to grant licenses or sublicenses as permitted hereunder, (B) to the extent such disclosure is reasonably necessary or useful in conducting Clinical Trials under this Agreement; or (C) to actual or potential (sub)licensees, acquirers or assignees, collaborators, investment bankers, investors or lenders (including in connection with any royalty factoring transaction), or; (ii) to the extent such disclosure is to a governmental authority as reasonably necessary in filing or prosecuting Patent Right, copyright and trademark applications in accordance with this Agreement, prosecuting or defending litigation related to this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement (including any disclosure to any securities exchange), obtaining Regulatory Approval or Marketing Approval or fulfilling post‑approval regulatory obligations for the Licensed Antibodies or Licensed Products, or otherwise required by applicable law; provided, however, that if a Party is required by applicable law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed and will only disclose that Confidential Information that is required to be disclosed; (iii) to advisors (including lawyers and accountants) on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement, or (iv) to the extent agreed to by the Parties.
(b)
Press Release. The Parties may agree to issue an initial press release promptly after the Effective Date, the content of which will be agreed by the Parties. Other than the announcement and disclosures required by applicable law, the Parties agree that the portions of any other news release or other public announcement relating to this Agreement or the performance hereunder that would disclose information that is not already in the public domain, must first be reviewed and approved by both Parties in writing (with such approval not to be unreasonably withheld or delayed). After a disclosure or other public announcement has been reviewed and approved by both Parties in writing under this Section 12.3 (Authorized Disclosure), either Party may make subsequent public disclosures reiterating the same information without having to obtain the other Party’s prior consent and approval, so long as the information in such disclosure or other public announcement remains true, correct, and the most current information with respect to the subject matters set forth therein.
12.4
Publications. During the Term, each Party may present, publish, or otherwise publicly disclose (including at symposiums and conferences, and in printed or online publications, posters, presentations, and abstracts) any Clinical Trial data, non-clinical or preclinical data, or any associated results or conclusions generated by or on behalf of either Party pursuant to this Agreement (each such proposed presentation or publication, a “Publication”) subject to the limitations set forth in this Section 12.4 (Publications) and Section 12.5 (Publication and Listing of Clinical Trials).
(a)
Both Parties acknowledge that it is their policy for the studies and results thereof to be registered and published in accordance with their internal guidelines.
(b)
A Party (“Publishing Party”) will provide the other Party with a copy of any proposed Publication at least [***] days prior to disclosure of such Publication so as to provide such other Party with an opportunity to recommend any changes it reasonably believes are necessary to continue to maintain such other Party’s Confidential Information in accordance with the requirements of this Agreement. The Publishing Party will remove from the proposed Publication any Confidential Information of such non-Publishing Party that is reasonably requested by such non-Publishing Party. If such other Party notifies the Publishing Party in writing (“Publishing Notice”), within [***] days after receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment contains an invention, solely or jointly conceived or reduced to practice by the other Party, for which the other Party reasonably desires to obtain patent protection, then the Publishing Party will prevent or delay disclosure of such Publication for a period of [***] days or such other period of time as may be agreed by the Parties. If such other Party provides a Publishing Notice to the Publishing Party, within [***] days after receipt of the copy of the proposed Publication, that such Publication in its reasonable judgment could be expected to have a material adverse effect on the commercial value of any Confidential Information disclosed by the other Party to the Publishing Party, then the Publishing Party will prevent or delay disclosure of such Publication for a period of time agreed by the Parties.
(c)
Each Party will provide the other Party a copy of the Publication at the time of the submission or presentation thereof.

(d)
Each Party agrees to determine the authorship of all Publications in accordance with all applicable International Committee of Medical Journal Editors (ICMJE) guidelines, and, in addition, to acknowledge the contributions of the other Party and its employees, in each case, as scientifically appropriate.
12.5
Publication and Listing of Clinical Trials. With respect to the listing of Clinical Trials or the publication of Clinical Trial results for the Licensed Products and to the extent applicable to a Party’s activities conducted under this Agreement, each Party will comply with (a) the Pharmaceutical Research and Manufacturers of America (PhRMA) Guidelines on the listing of Clinical Trials and the Publication of Clinical Trial results, and (b) any applicable law or applicable court order, stipulations, consent agreements, and settlements entered into by such Party. The Parties agree that any such listings or publications made pursuant to this Section 12.5 (Publication and Listing of Clinical Trials) will be considered a Publication for purposes of this Agreement and will be subject to Section 12.4 (Publications).
12.6
Residual Knowledge. Notwithstanding any provision to the contrary set forth in this Agreement, Confidential Information will not include any knowledge, technique, experience, or Know-How that is retained in the unaided memory of any authorized representative of the receiving Party after having access to such Confidential Information (“Residual Knowledge”). Any use made by the receiving Party of any such Residual Knowledge is on an “as is, where is” basis, with all faults and all representations and warranties disclaimed and at its sole risk.
Article 13

TERM AND TERMINATION
13.1
Term. This Agreement will commence on the Effective Date and, unless earlier terminated pursuant to this Article 13 (Term and Termination), will expire on a Licensed Product-by-Licensed Product and country-by-country basis (in the Territory) at the end of the applicable Royalty Term (the “Term”). Following the end of the Term for the applicable Licensed Product and in such country by expiration (but not termination), the licenses granted to AffaMed under Section 2.1 (License to AffaMed) will survive termination and become perpetual, irrevocable, fully paid-up, and royalty-free.
13.2
Termination by AffaMed. AffaMed will have the right for any or no reason to terminate this Agreement in its entirety upon [***] days’ prior written notice to Licensor.
13.3
Termination for Breach or Insolvency.
(a)
Termination for Material Breach. Each Party (as applicable, the “Non-Breaching Party”) will have the right to terminate this Agreement with respect to those countries to which such breach relates upon written notice to the other Party (as applicable, the “Breaching Party”) if the Breaching Party materially breaches this Agreement, and, after receiving written notice from the Non-Breaching Party identifying such material breach by the Breaching Party in reasonable detail, fails to cure such material breach within [***] days from the date of such notice (or, if such breach cannot be cured within [***] days from the date of such notice despite the Breaching Party’s continued diligent efforts to cure in good faith, within an additional [***] days).
(b)
Insolvency. To the extent permitted by applicable law, either Party may terminate this Agreement in whole upon the filing or institution of bankruptcy, reorganization, liquidation, or receivership proceedings, upon the appointment of a receiver or trustee over all or substantially all property, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate will only become effective if the other Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] days after the filing thereof.
13.4
Termination for Patent Challenge. If AffaMed, its Affiliates, or their Sublicensees initiates or joins any challenge, whether in a court of law or in an administrative proceeding, to the validity or enforceability of any Licensor Patent Right, then Licensor may provide notice requesting AffaMed cease such patent challenge, and unless AffaMed or its Sublicensee (or the applicable Affiliate) causes such patent challenge to be withdrawn within [***] days of receiving such notice (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenges in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, such challenging party withdraws as a party from such patent challenge (if applicable) and ceases actively assisting any other party to such patent challenge within [***] days of receiving such notice), then Licensor may, in its sole discretion, terminate AffaMed’s license to the applicable Licensor Patent Rights by providing written notice thereof to AffaMed. The foregoing termination right will not apply with respect to (a) any claim of a Licensor Patent Right that Licensor first asserts against AffaMed, its Sublicensees or any of their Affiliates where the patent challenge is made in defense of such assertion, or (b) any patent challenge commenced by a Third Party that after the Effective Date acquires AffaMed, a Sublicensee, or one of their Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase, or otherwise, but only with respect to a patent challenge commenced prior to the execution of the purchase agreement or merger agreement for such acquisition, provided that said Third Party and AffaMed will establish a firewall so that Licensor’s Know-How is not accessible to such Third Party for use in invalidating Licensor Patent Rights. In the case wherein a Third Party commences a patent challenge after the Effective Date, and said Third Party is later acquired by AffaMed, Licensor will not terminate this Agreement or any license granted hereunder if AffaMed causes any patent challenge initiated by said Third Party to be withdrawn within such [***]-day notice period (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenge in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, AffaMed causes said Third Party to cease actively assisting any other party to such patent challenge within such [***]-day notice period). In addition, with respect to any patent challenge commenced by a Sublicensee (or an Affiliate of a Sublicensee), Licensor may not terminate the license granted to AffaMed under the applicable Licensor Patent Right(s) if AffaMed promptly terminates the sublicense granted to such Sublicensee upon the Sublicensee’s (or its Affiliate’s) failure to cause any patent challenge initiated by it to be withdrawn within such [***]-day notice period (or in the case of ex-parte proceedings, multi-party proceedings, or other patent challenge in which the challenging party does not have the power to unilaterally cause the patent challenge to be withdrawn, upon the Sublicensee’s (or its Affiliate’s) failure to withdraw as a party from such patent challenge and cease actively assisting any other party to such patent challenge within such [***]-day notice period).
13.5
Effects of Termination.
(a)
Effects of Termination Generally. In the event that this Agreement is terminated for a Licensed Product in a country in the Territory, then such Licensed Product will become a “Terminated Product” and such country will be a “Terminated Country.” Upon the termination of this Agreement (in addition to any other rights and obligations under this Article 13 (Term and Termination)):
(i)
Licenses. As of the effective date of termination of this Agreement, all licenses and all other rights granted by Licensor to AffaMed under Section 2.1 (License to AffaMed) and granted by AffaMed to Licensor under Section 2.2 (License to Licensor) with respect to the Terminated Product(s) in the Terminated Countries will terminate. As of the effective date of termination of this Agreement, all sublicenses granted by AffaMed pursuant to Section 2.3 (AffaMed Sublicensing) with respect to the Terminated Product(s) will also terminate; provided, however, that at the request of any Sublicensee who is in compliance with and is not in breach of its applicable sublicense agreement, Licensor will enter into a direct license agreement with such Sublicensee with respect to the Terminated Product(s) or Licensed Products, on the same terms as this Agreement, taking into account any difference in license scope, territory, and duration of sublicense grant (each, a “New License Agreement”). Under any such New License Agreement between Licensor and such former Sublicensee, such Sublicensee will be required to pay to Licensor the same amounts in consideration for such direct grant as Licensor would have otherwise received from AffaMed as described in this Agreement on account of such Sublicensee’s Exploitation of the relevant Licensed Products had this Agreement not been terminated. Under such New License Agreement, Licensor will not be bound by any grant of rights broader than, and will not be required to perform any obligation other than those rights and obligations contained in this Agreement and all applicable rights of Licensor set forth in this Agreement will be included in such New License Agreement. Each Sublicensee will be an intended Third Party beneficiary of this Section 13.5(a)(i) (Licenses) with the right to enforce the same against Licensor. At the request of AffaMed, Licensor will issue a comfort letter directly to any potential Sublicensee confirming the terms of this Section 13.5(a)(i) (Licenses).
(ii)
Return of Confidential Information. Upon the termination of this Agreement with respect to a Terminated Product in a Terminated Country, the receiving Party will return (or, as directed by the Disclosing Party, destroy) all Confidential Information of the Disclosing Party to the Disclosing Party related to such Terminated Product in such Terminated Country, as applicable, that is in the receiving Party’s possession or control (other than any Confidential Information required to continue to exercise a Party’s rights that survive termination of this Agreement), provided, however, copies may be retained and stored solely for the purpose of determining its obligations under this Agreement, subject to the non-disclosure and non-use obligation under Article 12 (Confidentiality) or as required by law. In addition, the receiving Party will not be required to return or destroy Confidential Information contained in any computer system back-up records made in the ordinary course of business; provided that such Confidential Information may not be accessed without the Disclosing Party’s prior written consent or as required by applicable law.
(b)
Effects of Certain Termination. In the event Licensor terminates under Section 13.3 (Termination for Breach or Insolvency) for AffaMed’s breach of a development diligence obligation under Section 4.1, AffaMed’s breach of a commercial diligence obligation under Section 7.1 (Commercialization Diligence Obligations), or if AffaMed terminates the Agreement under Section 13.2 (Termination by AffaMed), then:
(i)
AffaMed will transfer any relevant documents, data, and other Know-How included in the AffaMed Know-How (including all data and results and all supporting documentation, such as protocols, investigator’s brochures, case report forms, analysis plans) Controlled by AffaMed related to the Terminated Product in the Terminated Country that are generated by or on behalf of AffaMed or its Affiliates, Sublicensees, or subcontractors, if applicable, during the Term in the Development of such Terminated Product and that has not been previously transferred to Licensor or one of its Affiliates or designees; and
(ii)
Licensor will no longer be required to pay royalty set forth in Schedule 8.3(b)(i) and Schedule 8.3(b)(ii).
13.6
AffaMed’s Alternative Remedy in Lieu of Termination. Licensor stipulates and agrees that AffaMed’s decision to enter into this Agreement and invest in the Development of the Licensed Products is premised upon the assumption that Licensor will perform its obligations under this Agreement, and that a material breach of the Agreement by Licensor will undermine the economic fundamentals of the transaction for AffaMed, and that in such event AffaMed’s damages arising from Licensor’s breach would be of uncertain amount and difficult to prove. Accordingly, if during the Term, AffaMed has the right to terminate this Agreement as described in Section 13.3 (Termination for Breach or Insolvency), then as the sole monetary remedy available to AffaMed

(other than any equitable remedies), in lieu of terminating this Agreement AffaMed may, in its sole discretion, exercise an alternative remedy as follows, which Licensor stipulates and agrees would be a reasonable remedy in such circumstance and not a penalty:
(a)
AffaMed may retain all of its licenses and other rights granted under this Agreement, subject to all of its payment and other obligations, except that (i) the then-unearned milestone payments and the Net Sales Royalties payable thereafter under this Agreement will be reduced by [***] effective from and after the delivery of the applicable notice of breach, and (ii) AffaMed’s obligations under Section 4.1 (Development Diligence Obligations) and Section 7.1 (Commercialization Diligence Obligations) will terminate; and
(b)
any Confidential Information of AffaMed provided to Licensor as described in this Agreement will be promptly returned to AffaMed or destroyed, and AffaMed will be released from its ongoing disclosure and information exchange obligations with respect to Development and Commercialization activities following the date of such election.

For the avoidance of doubt, except as set forth in this Section 13.5(b)(ii) (Alternative Remedy in Lieu of Termination), if AffaMed exercises the alternative remedy set forth above in this Section 13.5(b)(ii) (Alternate Remedy in Lieu of Termination), then all rights and obligations of both Parties under this Agreement will continue unaffected, unless and until this Agreement is subsequently terminated by either Party as described in this Article 13 (Term and Termination). In addition, and notwithstanding anything to the contrary set forth in this Agreement, if Licensor disputes the allegation of a material breach and it is determined, as a result of the dispute resolution process set forth in Article 14 (Dispute Resolution), that AffaMed has the right to terminate this Agreement as described in Section 13.3(a) (Termination for Material Breach) based on the uncured material breach by Licensor or as described in Section 13.3(b) (Termination for Insolvency), then the adjustments of milestone payments and Net Sales Royalties contemplated by this Section 13.5(b)(ii) (Alternative Remedy in Lieu of Termination) will be deemed effective since the date of notice of the applicable material breach, and AffaMed will have the right to credit any overpayment that has been made during the dispute resolution process against future payments payable to Licensor.

13.7
Other Remedies. Termination or expiration of this Agreement for any reason will not release either Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason will not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.
13.8
Survival. Termination or expiration of this Agreement will not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding any provision to the contrary set forth in this Agreement, the following provisions will survive and apply after expiration or termination of this Agreement in its entirety: Article 1 (Definitions), Section 4.5 (Development Records), Section 8.3 (Royalties) (but only with respect to Net Sales made during the Term), Section 8.5 (Books and Records; Audit Rights) (but only with respect to payment obligations accruing during the Term and only for a period of three years after expiration or termination), Section 8.7 (Late Payments) (but only with respect to payment obligations accruing during the Term), Section 9.1 (Ownership), Section 10.4 (No Other Representations or Warranties), Article 11 (Indemnification), Article 12 (Confidentiality), Section 13.1 (Term), Section 13.5 (Effects of Termination), Section 13.7 (Other Remedies), this Section 13.8 (Survival), Article 14 (Dispute Resolution), and Article 15

(Miscellaneous). In addition, the other applicable provisions of Article 8 (Financials) will survive such expiration or termination of this Agreement in its entirety to the extent required to make final reimbursements, reconciliations or other payments incurred or accrued prior to the date of termination or expiration. For any surviving provisions requiring action or decision by the JSC or an Executive Officer, each Party will appoint representatives to act as its JSC members or Executive Officer, as applicable. All provisions not surviving in accordance with the foregoing will terminate upon expiration or termination of this Agreement and be of no further force and effect.

Article 14

DISPUTE RESOLUTION

14.1
Resolution by Executive Officers. In the event of any dispute between the Parties under this Agreement (other than the matters that are subject to resolution by the JSC under Article 3 (Governance)), the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. If such dispute is not resolved on an informal basis within 15 Business Days, then either Party may refer the matter to the Executive Officers of the Parties for attempted resolution, whereupon the Executive Officers will confer and attempt in good faith to resolve such dispute by negotiation and consultation for a [***] day period following such referral.
14.2
Litigation. With the exception of (a) legal actions, proceedings, or claims described in Section 14.4 (Injunctive Relief) and (b) Section 14.3 (Patent Right and Trademark Disputes) below, any legal action or proceedings to resolve a dispute that was not resolved under Section 14.1 (Resolution by Executive Officers) will be brought exclusively in a federal court of competent jurisdiction located in New York, New York, and in no other jurisdiction. Each Party hereby irrevocably consents to personal jurisdiction and venue in, and irrevocably agrees to service of process issued or authorized by, any such court in any such action or proceeding. The Parties hereby irrevocably waive any objection that they may now have or hereafter have to the laying of venue in the federal courts of New York in any such action or proceeding, and hereby irrevocably waive and agree not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereby agree that any final judgment rendered by any such federal court of New York in any action or proceeding involving any Dispute, from which no appeal can be or is taken, may be enforced by the prevailing Party in any court of competent jurisdiction. THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE AND FOREGO ANY RIGHT TO TRIAL BY JURY.
14.3
Patent Right and Trademark Disputes. Notwithstanding any provision to the contrary set forth in this Agreement, any and all issues regarding the scope, construction, validity, and enforceability of any Patent Right or Trademark relating to a Licensed Product will be determined in a court or other tribunal, as the case may be, of competent jurisdiction under the applicable patent or trademark laws of the country in which such Patent Right or Trademark were granted or arose.
14.4
Injunctive Relief. Nothing in this Article 14 (Dispute Resolution) will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or other interim equitable relief, concerning a dispute either prior to or during any proceeding if necessary to protect the interests of such Party or to preserve the status quo pending the proceeding. Therefore, in addition to its rights and remedies otherwise available at law, including the recovery of damages for breach of this Agreement, upon an adequate showing of material breach, and without further proof of irreparable harm other than this acknowledgement, such Non-Breaching Party will be entitled to seek (a) immediate equitable relief, specifically including both interim and permanent restraining orders and injunctions, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For clarity, nothing in this Section 14.4 (Injunctive Relief) will otherwise limit a Breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 13.3(a) (Termination of Agreement for Material Breach).
Article 15

MISCELLANEOUS
15.1
Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, set forth the complete, final, and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions, and understandings between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties existing as of the Effective Date with respect to the subject matter hereof. In the event of any inconsistency between any plan hereunder and this Agreement, the terms of this Agreement will prevail. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
15.2
Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in achieving any objective, satisfying any condition, or performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts or events beyond the reasonable control of such Party, including acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics, the spread of infectious diseases, and quarantines (“Force Majeure”). The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date (including related government orders) may be invoked as a Force Majeure for the purposes of this Agreement even though the pandemic is ongoing and those effects may be reasonably foreseeable (but are not known for certain) as of the Effective Date. In addition, a Force Majeure may include reasonable measures affirmatively taken by a Party or its Affiliates to respond to any epidemic, pandemic, or spread of infectious disease (including the COVID-19 pandemic), such as requiring employees to stay home, closures of facilities, delays of Clinical Trials, or cessation of activities in response to an epidemic or other Force Majeure event. The affected Party will notify the other Party in writing of any Force Majeure circumstances that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under the Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure circumstances and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances.
15.3
Notices. Any notice required or permitted to be given under this Agreement will be in writing, will specifically refer to this Agreement, and will be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3 (Notices), and will be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable international expedited delivery service, or (b) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested. This Section 15.3 (Notices) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

If to Licensor:	AskGene Pharma, Inc. Attention: Chief Executive Officer

With a copy to (which will not constitute notice):	Attention: [***]

If to AffaMed:	AffaMed Therapeutics Limited

Attention: [***]
With a copy to (which will not constitute notice):
and
Ropes & Gray 800 Boylston Street Boston MA 02199 Attention: [***]

15.4
No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.
15.5
Rights in Bankruptcy.
(a)
All rights and licenses now or hereafter granted by Licensor to AffaMed under or pursuant to this Agreement, including, for the avoidance of doubt, the licenses granted to AffaMed pursuant to Section 2.1 (License to AffaMed), are, for all purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in the Bankruptcy Code. Upon the occurrence of any Insolvency Event with respect to Licensor, Licensor agrees that AffaMed, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Without limiting the generality of the foregoing, Licensor and AffaMed intend and agree that any sale of

Licensor’s assets under Section 363 of the Bankruptcy Code will be subject to AffaMed’s rights under Section 365(n), that AffaMed cannot be compelled to accept a money satisfaction of its interests in the intellectual property licensed pursuant to this Agreement, and that any such sale therefore may not be made to a purchaser “free and clear” of AffaMed’s rights under this Agreement and Section 365(n) without the express, contemporaneous consent of AffaMed. Further, each Party agrees and acknowledges that all payments by AffaMed to Licensor hereunder, other than the Net Sales Royalties, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. Licensor will, during the Term of this Agreement, create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, to the extent feasible, of all such intellectual property. Licensor and AffaMed acknowledge and agree that “embodiments” of intellectual property within the meaning of Section 365(n) include laboratory notebooks, cell lines, product samples and inventory, research studies and data, and Regulatory Materials and other Regulatory Approvals. If (i) a case under the Bankruptcy Code is commenced by or against Licensor, (ii) this Agreement is rejected as provided in the Bankruptcy Code, and (iii) AffaMed elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code, then Licensor (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) will:
(i)
provide to AffaMed all such intellectual property (including all embodiments thereof) held by Licensor and such successors and assigns, or otherwise available to them, immediately upon AffaMed’s written request. Whenever Licensor or any of its successors or assigns provides to AffaMed any of the intellectual property licensed hereunder (or any embodiment thereof) pursuant to this Section 15.5 (Rights in Bankruptcy), AffaMed will have the right to perform Licensor’s obligations hereunder with respect to such intellectual property, but neither such provision nor such performance by AffaMed will release Licensor from liability resulting from rejection of the license or the failure to perform such obligations; and
(ii)
not interfere with AffaMed’s rights under this Agreement, or any agreement supplemental hereto, to such intellectual property (including such embodiments), including any right to obtain such intellectual property (or such embodiments) from another entity, to the extent provided in Section 365(n) of the Bankruptcy Code.
(b)
All rights, powers and remedies of AffaMed provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code with respect to Licensor. The Parties agree that they intend the following rights to extend to the maximum extent permitted by law, and to be enforceable under Bankruptcy Code Section 365(n):
(i)
the right of access to any intellectual property (including all embodiments thereof) of Licensor, or any Third Party with whom Licensor contracts to perform an obligation of Licensor under this Agreement, and, in the case of the Third Party, which is necessary for the manufacture, use, sale, import or export of Licensed Products; and
(ii)
the right to contract directly with any Third Party to complete the contracted work.

15.6
Compliance with Applicable Law and Regulation. Each Party will, and will cause their Affiliates, licensees, Sublicensee, contractors, subcontractors, and consultants to comply with the applicable laws and regulations, including as applicable GLP, GCP, and cGMP and any applicable anti‑corruption or anti‑bribery laws or regulations of any governmental authority with jurisdiction over the activities contemplated under this Agreement, in the course of performing its obligations or exercising its rights pursuant to this Agreement (including the Exploitation of the Licensor Technology, Licensed Antibodies, and Licensed Products). No Party will be required to take any action under this Agreement that would, on written advice of counsel, require such Party to violate such applicable law or regulation.
15.7
Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation,” (c) the word “will” will be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any person or entity will be construed to include the person’s or entity’s successors and assigns, (f) the words “herein,” “hereof,” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Schedules will be construed to refer to Sections or Schedules of this Agreement, and references to this Agreement include all Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), (j) references to any specific law, rule or regulation, or article, section or other division thereof, will be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the term “or” will be interpreted in the inclusive sense commonly associated with the term “and/or,” (l) references to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.2” would be part of “Section 2”, and references to “Section 2.2” would also refer to material contained in the subsection described as “Section 2.2(a)”), and (m) unless otherwise set forth herein, each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting Party will not apply.
15.8
Assignment. Neither Party may assign or transfer (whether by operation of applicable law or otherwise) this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to (a) an Affiliate or (b) a successor to substantially all of such Party’s business to which this Agreement relates, whether in a merger, sale of stock, sale of assets, reorganization, or other transaction. Any permitted successor or assignee of rights or obligations hereunder will, in a writing to the other Party, expressly assume performance of such rights or obligations (and in any event, any Party assigning this Agreement to an Affiliate will remain bound by the terms and conditions hereof). Any permitted assignment will be binding on and inure to the benefit of the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 15.8 (Assignment) will be null, void and of no legal effect.

15.9
Performance by Affiliates. Each Party may perform any obligations and exercise any right hereunder through any of its Affiliates, provided that such Party will remain primarily responsible for the other Party hereunder. Each Party hereby guarantees the performance by any of its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
15.10
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
15.11
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by an arbitrator or by any court of competent jurisdiction from which no appeal can be or is taken, then the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering into this Agreement may be realized.
15.12
No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter will not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
15.13
Independent Contractors. Each Party will act solely as an independent contractor, and nothing in this Agreement will be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein will be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.
15.14
Choice of Law. This Agreement will be governed by, and enforced and construed in accordance with, the laws of the State of New York, without regard to its conflicts of law provisions.
15.15
Counterparts. This Agreement may be executed in counterparts, all of which taken together will be regarded as one and the same instrument. Counterparts may be delivered via electronic mail, including Adobe™ Portable Document Format (PDF) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, and any counterpart so delivered will be deemed to be original signatures, will be valid and binding upon the Parties, and, upon delivery, will constitute due execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

AskGene Pharma, Inc.	AffaMed Therapeutics (HK) Limited

By: /s/ Lu Jeff_____________________	By: /s/ Dayao Zhao__________________
Name: Lu Jeff	Name: Dayao Zhao
Title: CEO	Title: CEO

[Signature Page to Exclusive License Agreement]

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SCHEDULE 1.11

BACKUP MOLECULES

SCHEDULE 1.59

LICENSED ANTIBODY

SCHEDULE 1.65

LICENSOR PATENT RIGHTS

SCHEDULE 6.1

CLINICAL MANUFACTURING AND SUPPLY AGREEMENT TERMS

1. Overview. The Clinical Manufacturing and Supply Agreement would provide for the Manufacture and supply of Licensed Antibodies and Licensed Products as Finished Drug Products (“CTM Product”) on commercially reasonable terms customary for supply of material to a collaboration partner for Phase I and Phase II Clinical Trials that are consistent with the principles set forth below. Subject to the foregoing, AskGene would Manufacture and supply, either itself or on a subcontracted basis through a CMO, and AffaMed would purchase from AskGene its requirements of clinical supply for Phase I and Phase II Clinical Trials of each CTM Product in accordance with the terms of the Clinical Manufacturing and Supply Agreement (which would be consistent with the principles set forth in this Schedule 6.1).

a. “Finished Drug Product” means the finished product formulation of a Licensed Product, filled into unit packages for final labeling and packaging, and as finally labeled and packaged in a form ready for administration by AffaMed in Phase I and Phase II Clinical Trials.

2. Supply of Product.

a. Supply Obligation. AskGene would use best efforts to supply AffaMed Finished Drug Product that would be Manufactured in accordance with cGMP and the Clinical Manufacturing and Supply Agreement will be negotiated by the Parties in accordance with Section 6.1 of the Agreement and consistent with the principles set forth in this Schedule 6.1. AffaMed would purchase such CTM Product (in the product volume elected by AffaMed) exclusively from AskGene or AskGene’s subcontracted CMO (and would not obtain or otherwise purchase from any others) except as set forth in the Clinical Manufacturing and Supply Agreement.

b. Supply Price. AffaMed would pay to AskGene a transfer price with respect to supply of CTM Product that is [***].

c. Specifications. The Clinical Manufacturing and Supply Agreement would contain written specifications for the Finished Drug Product agreed in writing by the Parties.

d. Forecasts. The Clinical Manufacturing and Supply Agreement would provide a rolling forecast of AffaMed’s requirements for supply of CTM Product with at least [***] prior to the expected delivery date to ensure that AskGene can secure an adequate number of manufacturing slots, provided that the Parties would negotiate an initial supply of CTM Product to be supplied as soon as reasonably practicable after execution of the Clinical Manufacturing and Supply Agreement that is sufficient for AffaMed to begin performing its obligations under this Agreement.

3. Additional Formulation and Process Development. The Clinical Manufacturing and Supply Agreement would include a mechanism through which AskGene and AffaMed would share responsibilities for the costs and expenses incurred in furtherance of Development of a high concentration formulation for the Licensed Product. The Clinical Manufacturing and Supply Agreement would also include a mechanism through which AskGene and AffaMed would share responsibilities for the costs and expenses incurred related to commercial formulation development (including high concentration formulations), commercial method development/optimization, commercial process development/optimization, and/or process characterization, if the Parties, in each of their own sole discretion, choose to work together in one or more of those activities.

4. Term and Termination. The term and termination provisions of the Clinical Manufacturing and Supply Agreement would give due consideration to the term and termination provisions of AskGene’s agreements with its applicable CMOs.

5. Compliance, Warranties, Acceptance, Recalls, Indemnification and Limitations of Liability. The Clinical Manufacturing and Supply Agreement would contain terms and conditions regarding compliance with Laws (including cGMPs and the Regulatory Approvals for cGMP facilities and labs and the applicable for CTM Product) and specifications for the applicable CTM Product, delivery, acceptance and recalls of CTM Product, indemnification and limitations of liability that are customary in Third Party contract manufacturing agreements (taking into account any upstream obligations appurtenant to supply of any CTM Product under the Clinical Manufacturing and Supply Agreement).

6. Miscellaneous. The Clinical Manufacturing and Supply Agreement would contain other customary terms and provisions for agreements of their type as agreed by the Parties.